UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

SPIRIT REALTY CAPITAL, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SPIRIT
REALTY

STRATEGIC.
DISCIPLINED.
FOCUSED.

2020 Proxy Statement

2727 North Harwood Street Suite 300 Dallas, TX 75201 April 24, 2020
2019 MILESTONES

Dear Fellow Shareholders,

Thank you for your confidence in Spirit. We present this year’s Proxy Statement and invite you to our 2020 Annual Meeting of Shareholders on June 8, 2020 at 8:30 a.m. central time to be held via live webcast.

In addition to the significant operating and financial performance achievements highlighted to the left, Spirit accomplished the following key strategic objectives:

Board of Directors

  Undertook a significant shareholder outreach effort to solicit feedback on our corporate governance, compensation and other practices.

  Engaged a new independent compensation consultant to conduct a comprehensive review of our compensation program and philosophy and advise the Board on opportunities for improvement.

  In conjunction with our shareholder outreach efforts and the work with our new independent compensation consultant, the Board adopted a number of significant changes to our compensation program, as more fully detailed in this proxy.

  Engaged a third party to conduct a robust Board self-evaluation designed to ensure candid input from each independent director on the functioning of the Board collectively and each director individually.

  Our active refreshment process led to the appointment of two new, independent, highly qualified directors to our Board over the last two years, ensuring a mix of tenure and diversity on the Board.

Operational Excellence

  Implemented business intelligence technology and proprietary property and industry ranking models to guide our investment, asset management, and forecasting decisions.

  Integrated our acquisitions and asset management teams to streamline the execution of acquisitions, facilitate deeper tenant engagement and relationships, and increase the number of opportunities in our new deal pipeline.

  Adopted state of the art technology to optimize workflow and interdepartmental communication.

• Executed on business strategy of becoming a simplified triple-net REIT through the resolution of Spirit MTA REIT, receiving $265 million in aggregate proceeds
• Acquired $1.29 billion of high-quality real estate assets, the highest volume of acquisitions in the Company’s history
• Delivered strong operating performance with minimal lost rent, over 99% occupancy and reduced property cost leakage compared to prior years
• Returned to the capital markets issuing approximately $677 million in equity and $1.2 billion in investment grade notes, the largest capital markets year in the Company’s history
• Received credit upgrade from both S&P and Fitch from BBB- to BBB
• Reduced Spirit’s weighted average cost of capital (WACC) to 5%, the lowest in the Company’s history
• Spirit shareholders who retained their shares of SMTA received a 23% total shareholder return
• Delivered total shareholder returns of 48% compared to the MSCI US REIT (RMZ) index of 26%
• Improved tenant diversity reducing the top 10 concentration from 24.4% in 2018 to 22.2% in 2019

All One Team Culture

Conducted an extensive culture survey of all employees to better understand each of our team member’s perspectives on how to further enhance the Spirit culture.

Expanded the reach of our Spirit One Committee to lead community outreach and volunteer efforts, All One Team employee events, employee gift matching program, and our “Think Green” initiative focusing on the environment and sustainability.

Implemented multiple development and training programs for employees at all levels, including specific operational training and leadership development.

Continued our priority focus on diversity and inclusion by implementing mandatory diversity and inclusion training and establishing Spirit’s Women’s Leadership Council comprised of the female leaders at Spirit. Women comprise approximately 50% of our workforce and nearly 40% of our independent directors; with ethnic or racial minorities comprising approximately 30% of our workforce.

Commitment to reducing our environmental footprint and managing environmental risks through the implementation of environmentally sustainable practices, including recycling and waste reduction practices at our headquarters and considering environmental factors when evaluating new investments.

On behalf of the Board of Directors and all of the employees at Spirit, we thank you for your commitment to Spirit and ask for your support on the matters described in this Proxy Statement so that we can continue to produce results and increase long-term shareholder wealth going forward.

Richard I. Gilchrist Chairman of the Board	Jackson Hsieh CEO and President

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Date & Time:	Place:	Record Date:	Outstanding Shares on Record Date:
Monday, June 8, 2020 8:30 a.m. CST	Virtual meeting will be held via live webcast. For more information, see the “Questions and Answers” section of this Proxy Statement.	April 1, 2020	102,942,162

ITEMS OF BUSINESS AND RECOMMENDATIONS:

Proposal No.	Description	Board’s Recommendation	Page
1	The election of nine directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified	FOR each of the 9 nominees	69
2	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020	FOR	81
3	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in the accompanying Proxy Statement	FOR	82
4	A non-binding, advisory proposal on the frequency (every year, every 2 years, or every 3 years) of future advisory votes to approve named executive compensation	EVERY YEAR	83

Shareholders may also be asked to consider such other business as may properly come before the Shareholders at the Annual Meeting or any postponements or adjournments thereof. We have not received notice of any other proposals to be presented at the Annual Meeting.

HOW TO VOTE If you are a shareholder of record of Spirit common stock as of the close of business on the Record Date, you may vote at the Annual Meeting or by Proxy using any of the following methods:
By Internet at www.proxypush.com/SRC	By Mail Vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided.

By Phone call toll-free 1-866-256-1217

By Attendance at the Virtual Annual Meeting

Vote your shares by attending the virtual Annual Meeting held via live webcast. See the “Questions and Answers” section of this Proxy Statement for more information.

Votes submitted by internet (not including votes cast at the virtual Annual Meeting) or phone must be received by 5:00 p.m., eastern time, on June 7, 2020.

Spirit Realty Capital | 2020 Proxy Statement

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 8, 2020: This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Annual Report to Shareholders for the fiscal year ended December 31, 2019 are available at www.proxydocs.com/SRC. More information regarding proxy voting, proxy materials, and attending the annual meeting can be found in the “Questions and Answers” section of this Proxy Statement.

By Order of our Board of Directors,

Jay Young,

Executive Vice President,

General Counsel and Corporate

Secretary

Spirit Realty Capital | 2020 Proxy Statement

Spirit Realty Capital | 2020 Proxy Statement

ANNUAL MEETING INFORMATION

2020 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spirit Realty Capital, Inc., a Maryland corporation and its affiliates (“Spirit,” “we,” “us” or the “Company”), of proxies to be exercised at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 8:30 a.m. central time on Monday, June 8, 2020 via live webcast, and at any postponement(s) or adjournment(s) thereof. On or about April 24, 2020, we began mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to vote and request and return a proxy card by mail. Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our shareholders, this year’s Annual Meeting will be held in a virtual-only meeting format, and you will not be able to attend the 2020 Annual Meeting in person. In order to attend, you must register by June 3, 2020 at 5:00 p.m. eastern time at www.proxydocs.com/SRC. During the registration process you will be able to submit questions to be answered at the Annual Meeting. Upon completing your registration, you will receive further instructions via email, including your unique link that you will receive one hour prior to the start of the meeting which will allow you access to the meeting. For the purposes discussed in this Proxy Statement and in the accompanying Notice of 2020 Annual Meeting of Shareholders (the “Proposals”), proxies are solicited to give all shareholders of record at the close of business on April 1, 2020, an opportunity to vote on matters properly presented at the Annual Meeting.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Spirit Realty Capital | 2020 Proxy Statement	1

ANNUAL MEETING INFORMATION

THE ANNUAL MEETING AND VOTING

Who Can Vote

Holders of our common stock at the close of business on April 1, 2020 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 102,942,162 common shares outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the Shareholders at the Annual Meeting.

How to Vote

You may vote your shares in one of several ways, depending on how you own your shares.

Shareholders of Record

If you own shares registered in your name with our transfer agent, American Stock Transfer & Trust Company (a “shareholder of record”), you may:

BY TELEPHONE Vote your shares by proxy by calling 1-866-256-1217, 24-hours a day, seven days a week until 5:00 p.m. eastern time on June 7, 2020. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

VIA THE INTERNET Vote your shares by proxy via the website www.proxypush.com/SRC. 24-hours a day, seven days a week until 5:00 p.m. eastern time on June 7, 2020. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

BY MAIL Vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

BY ATTENDANCE AT THE VIRTUAL ANNUAL MEETING Vote your shares by attending the Annual Meeting held via live webcast. See the “Questions and Answers” section of this Proxy Statement for more information.

Beneficial Owners

If you own shares registered in the name of a broker or other custodian (a “beneficial owner”), follow the instructions provided by your broker or custodian on how to vote your shares. If you want to vote your shares at the Annual Meeting you must obtain a legal proxy from your broker or other custodian and register to attend the Annual Meeting by June 3, 2020 at 5:00 p.m. eastern time at www.proxydocs.com/SRC. During the registration process, you will be able to submit questions to be answered at the Annual Meeting. Upon completing your registration, you will receive further instructions via email, including your unique link that you will receive one hour prior to the start of the meeting which will allow you access to the meeting. If you do not instruct your broker or custodian how to vote, such broker or custodian will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2020 (Proposal 2). However, your broker or custodian will not have discretionary authority to vote on the election of directors (Proposal 1), the advisory vote to approve our executive compensation (Proposal 3), or the advisory vote to approve the frequency of advisory votes on executive compensation (Proposal 4) without instructions from you. As a result, if you do not provide instructions to your broker or custodian, your shares will not be voted on Proposal 1, Proposal 3 or Proposal 4.

2	Spirit Realty Capital | 2020 Proxy Statement

ANNUAL MEETING INFORMATION

Votes by Proxy

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

Proposal		Recommendation of the Board

1.	Election of director nominees named in this proxy statement	FOR each of the 9 nominees

2.	Ratification of the appointment of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020	FOR

3.	Advisory vote to approve Named Executive Officer compensation	FOR

4.	Advisory proposal on the frequency (every year, every 2 years, or every 3 years) of future advisory votes to approve named executive compensation	EVERY YEAR

In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

Spirit Realty Capital | 2020 Proxy Statement	3

PROXY SUMMARY

This summary highlights selected information that is provided in more detail throughout the Proxy Statement. Please read the entire Proxy Statement before casting your vote. Note that certain financial measures contained within this Proxy Statement (AFFO per share, annualized adjusted EBITDAre, and adjusted debt to annualized adjusted EBITDAre) are not calculated according to U.S. generally accepted accounting principles (“GAAP”). Please see Annex A for a reconciliation of these non-GAAP measures.

Transformation of Spirit

In 2019, Spirit completed the transformation we began over two years ago. In August 2017, Spirit communicated to our shareholders that, while we were faced with several challenges, we had a plan. We had a vision. We told investors over the last two years that we were going to become a simplified triple net lease REIT with the following attributes: 1) competitive cost of capital; 2) fortress balance sheet; 3) high quality real estate portfolio; 4) strong operating systems; 5) defined and disciplined investment strategy; and 6) outstanding people.

In 2019, we completed our transformation and delivered on those promises.

From 2017 to 2019, Spirit strengthened and stabilized our portfolio by eliminating exposure to a problematic tenant and spinning off certain highly levered assets. While this resulted in lower annualized cash rents and annualized adjusted EBITDAre from 2017 to 2019, the resulting real estate portfolio now consists of high-quality, diversified tenants.

Key Financial Metrics

	March 31, 2017	December 31, 2019

Annualized Contractual Rent ($MM)(1)	$ 638	$461

Annualized adjusted EBITDAre ($MM) (1)	$ 572	$443

Total secured debt ($MM)	$2,146	$218

Adjusted debt/annualized adjusted EBITDAre(1)	6.5 x	4.9 x

(1)

Please note that defined terms have been modified between March 31, 2017 to December 31, 2019 and thus these amounts may not be directly comparable. In the second quarter of 2017, we adopted the Annualized Contractual Rent metric. Contractual rent represents monthly contractual cash rent and earned income from direct financing leases, excluding percentage rents, from our owned properties recognized during the final month of the reporting period, adjusted to exclude amounts received from properties sold during that period and to include a full month of contractual rent for properties acquired during that period. Annualized Contractual Rent is Contractual Rent multiplied by 12. For first quarter 2017 and certain prior periods, the most directly comparable metric utilized was Normalized Rent Revenue. In the first quarter of 2018, we adopted the EBITDAre concept, as defined by NAREIT. Adjusted EBITDAre represents EBITDAre as adjusted for revenue producing acquisitions and dispositions for the quarter as if such acquisitions and dispositions had occurred as of the beginning of the quarter and for certain items that we believe are not indicative of our core operating performance. Annualized Adjusted EBITDAre is calculated as Adjusted EBITDAre for the quarter, adjusted for items where annualization would not be appropriate, multiplied by four. Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to exclude unamortized debt discount/premium, deferred financing costs, and reduced by cash and cash equivalents and cash reserves on deposit with lenders as additional security. For all prior years, these amounts were calculated by using Debt to EBITDA metrics. Please refer to Annex A for a reconciliation of non-GAAP financial measures.

4	Spirit Realty Capital | 2020 Proxy Statement

This portfolio transformation, along with our conversion to a fortress balance sheet and our major process and operating improvements over the past several years, has permitted Spirit to enjoy a competitive cost of capital which has enabled and will continue to enable us to pursue a robust acquisition pipeline and achieve a virtuous cycle for growth. Since the appointment of Mr. Hsieh as our Chief Executive Officer in May of 2017, and under Mr. Hsieh’s leadership and guidance, Spirit has outperformed the RMZ index and certain net lease peers by 52% and 39%, respectively, increased our equity market capitalization, and reduced our weighted average cost of capital.

TOTAL SHAREHOLDER RETURN SINCE MR. HSIEH’S APPOINTMENT AS CEO IN MAY OF 2017

52% and 39% outperformance relative to RMZ and net lease comparable set (1)

Key Market Metrics

	May 8, 2017	December 31, 2019

Equity market capitalization ($MM)	$3,645	$5,024

AFFO yield(2)	11.3%	6.4%

Cost of capital(3)	9.6%	5.2%

(1)	The net lease comparison set utilized for purposes of the chart above is comprised of the Primary Net Lease Peer Group used for assessing 2019 performance compensation, as described herein.

(2)

AFFO yield is calculated as AFFO per share divided by the closing sale price per share of the Company’s common stock. Specifically, the AFFO yield on May 8, 2017 was derived using AFFO per diluted share of $0.85 (representing the actual diluted AFFO per share for the year ended December 31, 2017) and a share price of $7.53 as of May 8, 2017. The AFFO yield on December 31, 2019 was derived using AFFO per diluted share of $3.16 (representing the mid-point of 2020 guidance as of February 25, 2020) and a share price of $49.18 as of December 31, 2019. Please refer to Annex A for a reconciliation of non-GAAP financial measures.

(3)

Spirit’s weighted average cost of capital (WACC) is calculated using the following assumptions: (i) a targeted capital structure comprising 60% equity and 40% debt; (ii) cost of equity of 6.4% and 11.3% as of December 31, 2019 and May 8, 2017, respectively; and (iii) cost of debt of 3.4% and 7.0% as of December 31, 2019 and May 8, 2017, respectively.

Spirit Realty Capital | 2020 Proxy Statement	5

All One Team Culture

None of these exceptional achievements could have been realized without the dedication, commitment and tireless efforts of the Spirit employees.

Our Culture . . .

Focuses on Teamwork – we are “All One Team” – we achieved all of our objectives in 2019 through effective interdepartmental communication and collaborative, multi-disciplinary teams delivering on critical objectives in a timely manner.

Celebrates Diversity and Inclusion – approximately 50% of our employees are female, approximately 30% of our employees are racial or ethnic minorities, nearly 40% of our independent directors are female and our Women’s Leadership Council provides perspective to both our Chief Executive Officer and our Board of Directors.

Encourages employee development – in 2019, we continued investing in our employees through development and training on leadership, operations, finance and accounting, legal, employee relations and information technology.

Is dynamic – Spirit’s leadership seeks ongoing feedback from our employees, including through an extensive employee culture survey completed in 2019 which confirmed the strength of our culture as well as demonstrated opportunities where we can do even better.

Our cultural commitment extends beyond our employees – we are also dedicated to serving the best interests of our shareholders, forging strong tenant relationships, and fostering meaningful relationships with our community. We abide by Spirit’s mottos for success in guiding our interactions with all of our stakeholders, and we strive to take into account all stakeholders when we craft policies and initiatives related to our environmental, community, and human capital impacts.

6	Spirit Realty Capital | 2020 Proxy Statement

2019 Performance and Financial Results

In 2019, Spirit demonstrated exemplary outperformance—delivering total shareholder returns of 48% compared to the RMZ index of 26% and compared to our 2019 compensation peer group of 27% and showing strong results across all other financial performance measures.

2019 FINANCIAL PERFORMANCE

Hitting objectives, issue debt and equity, simplify capital structure and improve cost of capital

AFFO per share of $3.34 vs initial guidance of $3.23 (adjusted for early termination of SMTA)(1)

Operational Performance: Occupancy of 99.7% - near record high

Capital Deployment of $1.3BN vs initial guidance of $400MM to $500MM

Reduced leverage to 4.9X and raised $677MM in equity throughout the year, resulting in lowest year-end leverage in company’s history

Upgraded to BBB by both S&P and Fitch, issued $1.5BN of unsecured debt and expanded unsecured credit facility to $1.6BN

(1)

Initial 2019 AFFO guidance of $3.35 assumed a full year of Spirit MTA REIT (“SMTA”) income. The early termination of the SMTA asset management contract in conjunction with SMTA’s MTA sale impacted SRC by approximately $0.12 in AFFO per share, comprised of approximately $0.01 and $0.11 for the third and fourth quarter, respectively. Adjusting our initial guidance of $3.35 by $0.12 results in a revised initial guidance of $3.23 in AFFO per share.

Spirit Realty Capital | 2020 Proxy Statement	7

Executive Compensation

Comprehensive Shareholder Engagement Program to Seek Feedback and Responsive Action

At the 2019 Annual Meeting of Shareholders, the advisory vote to approve the Company’s executive compensation received approximately 55% support. Although this was a majority, this was a decline from previous years and also below what the Board and management consider satisfactory.

In order to better understand our investors’ views regarding our executive compensation program, we undertook an extensive shareholder outreach and engagement initiative. We contacted 38 institutional investors representing 81% of our outstanding shares, and ultimately held meetings with 16 institutional investors representing approximately 59% of our outstanding common stock. In addition, we had discussions with two proxy advisory firms, Institutional Shareholder Services and Glass Lewis.

The Chairman of our Compensation Committee and Chairman of the Board led the majority of these meetings, with participation in most meetings by our Chief Financial Officer and our General Counsel, to discuss our executive pay, its alignment with performance, and the Company’s strategy and change in leadership, and they solicited feedback on our compensation program and practices. Key compensation-related themes discussed with investors included: CEO pay magnitude and structure, the design of our long-term incentive plan (“LTIP”), one-time awards, rigor of performance targets, and proxy disclosure. We also discussed business, Board, governance, and sustainability-related matters. Following the 2019 Annual Meeting, the Compensation Committee also engaged a new independent compensation consultant, FPL Associates (“FPL”), a nationally recognized compensation consulting firm specializing in the real estate industry, to assist it in reviewing our executive compensation program.

Our Board’s Proactive Response to Shareholder Feedback

Reduction in Magnitude of Chief Executive Officer Pay and Changes to Compensation Structure

Our shareholders provided candid, constructive feedback, which was shared with the entire Board. The consensus feedback received was support for the strong performance of our Chief Executive Officer and management team in light of our relative and absolute TSR performance, but concern about the magnitude of total Chief Executive Officer compensation.

The Committee carefully considered this feedback and implemented changes to our 2020 executive compensation program that are responsive to the views that we heard. As part of those changes, the Compensation Committee and full Board, with the consent and full cooperation of our Chief Executive Officer, has reduced or held flat most major categories of Chief Executive Officer compensation for 2020. As described in more detail below, this includes a reduction in base salary, reduction in target annual cash bonus opportunity, and reduction in target annual equity awards under our LTIP.

8	Spirit Realty Capital | 2020 Proxy Statement

CEO COMPENSATION: CHANGES COMMENCING IN 2020

In addition, the total compensation for our Chief Executive Officer in 2019, as reflected in our summary compensation table herein, is approximately 20% lower than our Chief Executive Officer’s total compensation in 2018. This reduction is, in part, due to the burn-off of one-time awards granted to Mr. Hsieh in connection with his hiring and promotion to CEO.

Total CEO Compensation: 2018 v. 2019

Other Changes to the Executive Compensation Program

The table below details not only the changes discussed above but other common themes of shareholder feedback and the actions the Committee took to address investors’ perspectives on our executive compensation program. The Committee is confident that these changes reflect our Board’s ongoing commitment to shareholder engagement and responsiveness.

Spirit Realty Capital | 2020 Proxy Statement	9

Topic	Shareholder Feedback	Spirit’s Response

CEO Pay Magnitude	• Magnitude of CEO pay does not align with peers, particularly when factoring in the Company’s size and historical performance

•  Reduced base salary for our CEO from $900,000 in 2019 to $875,000 in 2020

•  Reduced the target cash bonus opportunity for our CEO from 175% to 150% of base salary and also the target LTIP opportunity down from 550% to 500% of base salary

LTIP Design	• A higher allocation of the CEO’s LTIP equity grant should be tied to performance-based vesting, and conversely, a lower percentage of the CEO’s LTIP equity grant should be tied to time-based vesting	• Increased the portion of our CEO and other executives’ annual LTIP equity grant tied to performance from 50% to 60% • Reduced the portion tied to time-based vesting for our CEO from 50% to 40%

Proxy Disclosure

•  More clarity and disclosure is desired with respect to the rationale of compensation decisions, including one-time awards and enhanced disclosure around the subjective portion of the annual bonus plan

•  Revamped proxy disclosure throughout, providing additional and clear rationale with respect to our pay decisions, and the linkage to performance

•  Enhanced disclosure around individual accomplishments and how such accomplishments correlate to bonus payouts

Rigor of Targets	• The rigor of the compensation system should be increased, in particular eliminating the occupancy metric in the cash bonus plan and strengthening the target goal of the LTIP

•  Eliminated occupancy as a goal in the cash bonus plan

•  Increased the target total shareholder return in our LTIP whereby we must now have a total TSR equal to the 55th percentile (as opposed to the 50th percentile) compared to our Peer Group in order to receive a target payout

One-Time Grant	• Shareholders generally oppose one-time awards and believe they should be used only in limited circumstances	• With the completion of our leadership transition and company transformation, we do not anticipate granting any further one-time awards to our CEO

Employment Agreements	• Double-trigger equity vesting should apply upon a change-in-control

•  Applied double-trigger vesting upon change-in-control to 2020 and later performance-based awards for all executives (time-based LTIP equity grants historically have had double-trigger vesting)

•  All 2020 and later equity awards are now subject to double-trigger vesting upon a change in control

Peer Group	• In light of the recent spin-off of SMTA, and Spirit’s consequently smaller size, the peer group should be re-examined to ensure that multiple outsized peers are not being used

•  Undertook a fresh evaluation of our peer group to better align our size with that of the peers and made changes accordingly

•  For example, despite being direct peers in the net-lease REIT business, we excluded Realty Income Corporation from our new compensation peer group in light of the meaningful size differential

10	Spirit Realty Capital | 2020 Proxy Statement

Compensation Philosophy

The Compensation Committee believes that the executive compensation program should emphasize pay-for-performance and reflect the value created for our shareholders, while supporting our business strategies, operational goals and long-range plans. In addition, the Compensation Committee believes that such compensation should assist the Company in attracting and retaining key executives critical to our long-term success. Our compensation practices reflect this philosophy:

DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation with a strong emphasis on performance-based incentive awards.

DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance metrics that drive stockholder value.

DO evaluate TSR when determining performance under LTIP performance share awards to enhance stockholder alignment.

DO cap payouts for awards under our annual and LTIP plans.

DO require executive officers to own and retain shares of our common stock to further align interests with our shareholders.

DO enhance executive officer retention with time-based vesting schedules for a portion of annual LTIP equity awards.

DO enable the Board to “claw back” incentive compensation in the event of a financial statement restatement pursuant to a recoupment policy.

DO maintain a Compensation Committee comprised solely of independent directors.

DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters.

DO NOT base LTIP awards on a single performance metric, thereby discouraging unnecessary or excessive risk-taking.

DO NOT provide uncapped award opportunities.

DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits.

DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities.

DO NOT provide executive officers with excessive perquisites or other personal benefits.

DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without pre-approval by the Audit and Compensation Committees (no executive officer or director pledged or held our securities in margin accounts at any time during 2019).

DO NOT provide for tax gross-up payments for compensation or benefits paid in connection with a change in control.

Consistent with our compensation philosophy that linking a substantial portion of compensation to variable at-risk pay elements creates appropriate alignment with our shareholders, the following graphs(1) show the emphasis we placed on variable at-risk pay elements, such as performance-based cash bonuses and equity awards, for all of our Named Executive Officers (defined herein) in 2019.

(1)

Restricted Stock and Performance Share awards were calculated for purposes of the above graphics using the grant date fair value of restricted stock awards and performance share awards calculated in accordance with ASC Topic 718.

Spirit Realty Capital | 2020 Proxy Statement	11

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board is committed to sound governance practices designed to promote the long-term interests of shareholders and strengthen Board and management accountability. Our Board regularly evaluates our governance profile against best practices to identify areas for improvement. The Board also leverages our active shareholder engagement program to gather insights on key areas of shareholder interest and emerging trends to evaluate. Key elements of our governance program include:

Board of Directors	Governance Highlights

✓  Independent Chair

✓  Independent, third party to facilitate Board self-evaluations (new in 2019)

✓  All directors with the exception of our CEO are independent

✓  Annual election of directors

✓  Board regularly meets in executive sessions, including without the presence of our CEO

✓  Board seeks direct engagement with employees at all levels of the organization

✓  Majority vote standard for director elections

✓  Majority standard for stockholder right to call special meeting

✓  Majority vote standard to amend/repeal Bylaw provisions, without subject matter restrictions

✓  Ratified minimum stock ownership policy applicable to Board (new in 2019)

✓  Active shareholder engagement program

✓  Regular Board review of CEO and senior management succession plans

✓  Stockholders entitled to submit proposals for inclusion in the Company’s proxy in accordance with Rule 14a-8

Committees & Attendance	Shareholder Engagement

✓  Ongoing Board committee leadership rotation

✓  Annual Board evaluations

✓  Fully independent Board committees

✓ Dedicated Company Disclosure Committee to ensure timeliness and accuracy of all required disclosures

✓  All Board members attended at least 90% of all meetings in 2019

✓ In 2019, we reached out to holders of over 81% of outstanding shares

✓  Engaged with holders of 59% of outstanding shares

✓ Topics included executive compensation, our business transformation, Board and governance practices, and sustainability

✓  Shareholder feedback informs Board decision-making

12	Spirit Realty Capital | 2020 Proxy Statement

BOARD HIGHLIGHTS

The Nominating and Corporate Governance Committee is committed to ensuring that the Board is composed of directors who possess a wide variety of relevant skills, professional experiences and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders. Our current Board composition reflects strong Board practices that support regular refreshment based on the Board’s needs and succession plans.

Board Practices Support Thoughtful Board Composition
✓ Active Board refreshment ✓ Review of directors’ skills aligned with long-term strategy ✓ Commitment to diversity in recruitment ✓ Regular committee chair rotation ✓ Director succession planning

Board Evaluation

The Nominating and Corporate Governance Committee regularly meets and performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Upon review of the Company’s short- and long-term strategies and goals, the Nominating and Corporate Governance Committee determines the mix of skills and experience to be represented on the recommended slate of director nominees for the upcoming year. We are focused on ensuring that directors’ skills and experiences reflect the evolving needs of the business, and as such, our robust evaluation process is an important part of our Board refreshment and succession planning efforts.

Spirit Realty Capital | 2020 Proxy Statement	13

Commitment to a Diverse Board with Regular Refreshment

Our Board is composed of directors who collectively have the right mix of skills, experience and expertise to effectively oversee management. Specifically, our directors have backgrounds in finance, M&A, real estate, risk oversight, and corporate transformation, among other skills relevant to Spirit’s strategic transition.

The Nominating and Corporate Governance Committee considers diversity to be a key priority in director recruitment. In 2018 and 2019, our active refreshment process led to the appointment of Diana Laing and Elizabeth Frank, each of whom offered differentiated perspectives to the Board. Ms. Frank has extensive business experience, strategic skills and experience in the retail and consumer sectors. Ms. Laing has extensive experience in commercial real estate, corporate finance, and capital markets.

We believe that the current diverse mix of skillsets on our Board ensures a strong, engaged set of directors who are empowered to oversee management. This diversity in skillset pairs with other sources of viewpoint diversity. One third of our Board is female. We have also cultivated significant diversity in the length of service amongst our Board members, with tenures ranging from eleven years to just over a year. Our Board believes that tenure diversity enables us to capture the value of both new perspectives and the deep institutional knowledge of longer-tenured directors to help the Board effectively oversee our business.

Key Board Statistics

HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL HIGHLIGHTS

At Spirit, we believe that doing the right thing for our employees, community and environment leads to better results for all of our stakeholders and our company as a whole. By implementing sound human capital management, community and environmental practices throughout the operation of our business, we demonstrate our solid commitment to be responsible and conscientious in everything that we do as we strive to both increase long-term stakeholder value and make the communities in which we operate a better place to live and work.

Our company-wide focus on human capital management, community engagement and environmental sustainability is driven not only by management, but also in part by two employee driven groups, each of which has the full support of our executive management team and our Board:

•	Spirit One Committee. Employee group dedicated to both workplace culture initiatives and company involvement with non-profit organizations and charitable donations.

•	“Think Green” Committee. Employee group focused on making environmentally smart choices to reduce our environmental footprint.

Our engaged Board oversees Spirit’s human capital management, community, and environmental initiatives. In 2019, our Board or Board committees received updates or discussed environmental or social matters affecting the Company on at least five occasions.

14	Spirit Realty Capital | 2020 Proxy Statement

Key Initiatives at Spirit:

Human Capital Management At Spirit, we are “All One Team”	Environment Committed to reducing our environmental footprint and managing risk

•  Workplace Culture. Regularly conduct employee surveys and implement responsive corporate culture initiatives. Board invites employees to meet with directors to encourage open dialogue

•  Diversity and Inclusion. Diversity is a priority in our hiring process, and we seek to cultivate an inclusive culture. We protect the rights of women and minorities

•  Development and Training. Offer resources and training to our employees to position them for success

•  Employee Wellness. Support employees’ health and wellness by implementing numerous wellness initiatives

•  Health & Safety. Encourage dialogue with our employees about their occupational health, safety, and environmental concern

•  Energy Consumption. Use of automatic lighting control system and ENERGY STAR certified products at our headquarters

•  Pre-Acquisition Diligence. When evaluating new investments, we consider environmental factors & risks, and obtain a site assessment

•  Risk Mitigation. We include comprehensive environmental provisions in our leases and carry master environmental insurance coverage for every property we own

•  Recycling. We recycle materials such as aluminum, paper and plastic

•  Paper. Encourage paperless environment

•  Water. Encourage employees to use reusable water bottles

•  Investor Meetings. Use iPads instead of printing and mailing decks

Community Commitment to being a good corporate citizen	Ethics Our directors, officers and employees are subject to a Code of Business Ethics

•  Community Involvement. Support non-profit organizations and encourages employees to participate in volunteer activities

•  Employee Gift Matching. Spirit will match charitable contributions made by our employees to eligible organizations

•  Human Rights. Committed to protecting human rights

•  Labor. Committed to compensating employees at competitive rates

•  Anti-Corruption. Prohibit corruption in all of its forms

•  Fair Living Wages. Commitment to providing a fair living wage for all of our employees

VOTING ITEMS AND ROADMAP

Proposals to be Voted on and Board Voting Recommendations

Proposal No.	Description	Board’s Recommendation	Page
1	Election of director nominees named in this proxy statement	FOR each of the 9 nominees	69
2	Ratification of the appointment of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020	FOR	81
3	Advisory vote to approve Named Executive Officer compensation	FOR	82
4	Advisory proposal on the frequency (every year, every 2 years, or every 3 years) of future advisory votes to approve named executive compensation	EVERY YEAR	83

Spirit Realty Capital | 2020 Proxy Statement	15

OUR EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning our Named Executive Officers. Ages shown are as of the Record Date.

Name, Age, Position	Business Experience

Jackson Hsieh, Age 59 President and Chief Executive Officer (effective May 8, 2017)

Jackson Hsieh serves as President and Chief Executive Officer in addition to serving on the Board of Directors. In addition, Mr. Hsieh serves on the Company’s Investment Committee and Management Operating Committee that monitors business activities and defines company strategy. Prior to joining Spirit in September 2016, Mr. Hsieh served as Managing Director and a Vice Chairman of Investment Banking at Morgan Stanley, Vice Chairman and Sole/Co-Global Head of UBS’s Real Estate Investment Banking Group, and various other leadership roles which include a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc. Mr. Hsieh is a graduate of the University of California at Berkeley and earned a master’s degree from Harvard University.

Michael Hughes, Age 45 Executive Vice President, Chief Financial Officer (effective April 1, 2018)

Michael Hughes serves as Executive Vice President and Chief Financial Officer. In addition, Mr. Hughes serves on the Company’s Investment Committee and Management Operating Committee that monitors business activities and defines company strategy. Prior to joining Spirit in April 2018, Mr. Hughes served as Executive Vice President and Chief Financial Officer at FelCor Lodging Trust from 2013 through the close of the company’s merger with RLJ Lodging Trust in 2017. Prior to that, he held various roles in corporate finance at FelCor from 2006 to 2013, and held multiple roles at Wyndham International, Inc. from 2002 to 2006, most recently serving as Vice President, Corporate Finance. Mr. Hughes was awarded a bachelor’s degree in business from Rhodes College and is a holder of the Chartered Financial Analyst® designation.

Ken Heimlich, Age 54 Executive Vice President, Head of Asset Management (effective April 3, 2018)

Ken Heimlich joined Spirit in March 2017 and serves as Executive Vice President and Head of Asset Management. In this role, he has oversight responsibility for portfolio management, servicing, dispositions, lease administration, property management, underwriting, and construction. In addition, Mr. Heimlich serves on the Company’s Investment Committee and Management Operating Committee that monitors business activities and defines company strategy. Mr. Heimlich has extensive experience in the REIT industry having served as Managing Principal at Capital Formation, LLC, a net lease real estate advisory firm, as well as in several senior leadership roles at GE Capital, Franchise Finance. During his tenure at GE Capital, he successfully led the IPS and Surplus platforms for a 2,000+ property portfolio, built and directed a nationwide retail development platform, and managed a 500-property triple net lease portfolio. Mr. Heimlich earned a bachelor’s degree in finance from Eastern Illinois University.

Jay Young, Age 50 Executive Vice President, General Counsel (effective April 25, 2016)

Jay Young serves as Executive Vice President and General Counsel. In addition, Mr. Young serves on the Company’s Investment Committee and Management Operating Committee that monitors business activities and defines company strategy. Prior to joining Spirit in April 2016, Mr. Young served as Senior Vice President and General Counsel for Wingstop, Inc., and In-House Counsel for CEC Entertainment, Wachovia Corporation and UBS. Mr. Young holds a bachelor’s degree in economics from Southern Methodist University, a Juris Doctor from the University of Oklahoma College of Law and a Master of Business Administration from the University of Oklahoma Price College of Business.

Spirit Realty Capital | 2020 Proxy Statement	16

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Kevin M. Charlton, Chairperson

Richard I. Gilchrist

Sheli Z. Rosenberg

Nicholas P. Shepherd

This Compensation Discussion and Analysis describes our 2019 compensation program for our principal executive officer (Jackson Hsieh), our principal financial officer (Michael Hughes), and our two other most highly compensated executive officers during 2019, Ken Heimlich and Jay Young (collectively, our “Named Executive Officers” or “NEOs”).

In particular, this discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, and the policies underlying our 2019 executive compensation program and the compensation awarded to our Named Executive Officers for 2019. The following discussion and analysis of compensation arrangements of our Named Executive Officers should be read together with the compensation tables and related disclosures.

INVESTOR OUTREACH AND COMPENSATION PROGRAM CHANGES

Say on Pay—Investor Outreach

At the 2019 Annual Meeting of Shareholders, approximately 55% of the votes cast were in favor of the advisory vote to approve the Company’s executive compensation. While the vote reflected continued majority support of the Company’s executive compensation program, this level of support was both a decline from previous years and also below what the Board and management consider satisfactory.

In order to better understand our investors’ views regarding our executive compensation program, we undertook an extensive shareholder outreach and engagement initiative. We contacted 38 institutional investors representing 81% of our outstanding shares, and ultimately held meetings with 16 institutional investors representing approximately 59% of our outstanding common stock. In addition, we had discussions with two proxy advisory firms, Institutional Shareholder Services and Glass Lewis.

The Chairman of our Compensation Committee and Chairman of the Board led the majority of these meetings to discuss our executive pay and its alignment with performance and the Company’s strategy and change in leadership, and to solicit feedback on our compensation program and practices. Following the 2019 Annual Meeting, the Compensation Committee also engaged a new compensation consultant, FPL, a nationally recognized compensation consulting firm specializing in the real estate industry, to assist it in reviewing our executive compensation program.

Spirit Realty Capital | 2020 Proxy Statement	17

COMPENSATION DISCUSSION AND ANALYSIS

Changes to the Executive Compensation Program

Our shareholders provided candid, constructive feedback, which was shared with the entire Board. The Committee carefully considered this feedback and implemented changes to our executive compensation program that are responsive to the views that we heard. The table below details several common areas of shareholders’ feedback we received during our engagements with them and the actions the Committee took for our 2020 compensation program to address investors’ perspectives on our executive compensation program. The Committee is confident that these changes reflect our Board’s ongoing commitment to shareholder engagement and responsiveness.

Topic	Shareholder Feedback	Spirit’s Response

CEO Pay Magnitude	• Magnitude of CEO pay does not align with peers, particularly when factoring in the Company’s size and historical performance

•  Reduced base salary for our CEO from $900,000 in 2019 to $875,000 in 2020

•  Reduced the target cash bonus opportunity for our CEO down from 175% to 150% of base salary and also the target LTIP opportunity down from 550% to 500% of base salary

LTIP Design	• A higher allocation of the CEO’s LTIP equity grant should be tied to performance-based vesting, and conversely, a lower percentage of the CEO’s LTIP equity grant should be tied to time-based vesting

•  Increased the portion of our CEO and other executives’ annual LTIP equity grant tied to Company performance from 50% to 60%

•  Reduced the amount tied to time-based vesting for our CEO from 50% to 40%

Proxy Disclosure

•  More clarity and disclosure is desired with respect to the rationale of compensation decisions, including one-time awards and enhanced disclosure around the subjective portion of the annual bonus plan

•  Revamped proxy disclosure throughout, providing additional and clear rationale with respect to our pay decisions, and the linkage to performance

•  Enhanced disclosure around individual accomplishments and how such accomplishments correlate to bonus payouts

Rigor of Targets	• The rigor of the compensation system should be increased, in particular eliminating the occupancy metric in the cash bonus plan and strengthening the target goal of the LTIP

•  Eliminated occupancy as a goal in the cash bonus plan

•  Increased the target total shareholder return in our LTIP whereby we must now have a total TSR equal to the 55th percentile (as opposed to the 50th percentile) compared to our Peer Group in order to receive a target payout

One-Time Grant	• Shareholders generally oppose one-time awards and believe they should be used only in limited circumstances	• With the completion of our leadership transition and company transformation, we do not anticipate granting any further one-time awards to our CEO

18	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Topic	Shareholder Feedback	Spirit’s Response

Employment Agreements	• Double-trigger equity vesting should apply upon a change-in-control

•  Applied double-trigger vesting upon change-in-control to 2020 and later performance-based awards for all executives (time-based LTIP equity grants historically have had double-trigger vesting)

•  All 2020 and later equity awards are now subject to double-trigger vesting upon a change in control

Peer Group	• In light of the recent spin-off of SMTA, and Spirit’s consequently smaller size, the peer group should be re-examined to ensure that multiple outsized peers are not being used

•  Undertook a fresh evaluation of our peer group to better align our size with that of the peers and made changes accordingly

•  For example, despite being direct peers in the net-lease REIT business, we excluded Realty Income Corporation from our new compensation peer group in light of the meaningful size differential

EXECUTIVE SUMMARY

Compensation Philosophy and Objectives

The Compensation Committee believes that the executive compensation program should emphasize pay-for-performance and reflect the value created for our shareholders, while supporting our business strategies, operational goals and long-range plans. In addition, the Compensation Committee believes that such compensation should assist the Company in attracting and retaining key executives critical to our long-term success.

Pay for Performance

We emphasize pay for performance by designing the executive compensation program to align Company-wide financial and operational achievements through the use of annual cash bonuses and performance-based long-term equity awards granted to our Named Executive Officers.

Attract and Retain Talent

Our executive compensation philosophy also recognizes that, given that the market for experienced management is highly competitive in our industry, the core of our success is our ability to attract and retain the most highly-qualified executives to manage each of our business functions.

Fundamentally, we believe executive officer compensation should be structured to provide competitive base salaries and benefits, which attract and retain superior executives. Additionally, we use annual performance-based cash compensation to motivate executive officers to attain (and reward them for attaining) financial, operational, individual and other goals that are consistent with increasing stockholder value. Our LTIP employs a combination of restricted stock grants and performance share awards, both of which vest over time, to motivate and/or reward long-term, multi-year performance and facilitate retention of our executives. Our executives’ performance share awards vest at the end of a multi-year period based on the TSR we deliver relative to our peers, strongly aligning our executives’ interests with those of our shareholders.

Spirit Realty Capital | 2020 Proxy Statement	19

COMPENSATION DISCUSSION AND ANALYSIS

Balanced Mix of Compensation, Weighted Towards Variable Pay Elements.

The Compensation Committee believes that a balanced mix of compensation elements, significantly weighted towards variable at-risk pay elements, provide the intended alignment of executive compensation with the Company’s performance and stockholder interests. The structure also provides the necessary fixed and knowable minimum and short and long-term incentive opportunities necessary to attract, motivate and retain talented and experienced executive officers.

The following graphs(1) show the emphasis we placed on variable at-risk pay elements, such as performance-based cash bonuses and LTIP equity awards, for all of our Named Executive Officers in 2019.

(1)

Restricted Stock and Performance Share awards were calculated for purposes of the above graphics using the grant date fair value of restricted stock awards and performance share awards calculated in accordance with ASC Topic 718.

Commitment to Compensation Best Practices

We view the components of our executive compensation program as related but distinct, and we regularly reassess the total compensation of our Named Executive Officers to ensure that our overall compensation objectives are met. Our Compensation Committee meets frequently to address compensation matters in a timely manner and regularly reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain highly-qualified and dedicated executive talent that is critical to our business.

As part of its commitment to strong corporate governance and best practices, our Compensation Committee engaged and received advice on the compensation program from FPL, an independent, third-party compensation consultant, which provided no other services to us in 2019 other than those provided directly to or on behalf of the Compensation Committee.

In addition, we have an insider trading policy and a compensation recoupment policy, as well as stock ownership guidelines for our senior executives and our Board members.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation program is designed to be flexible and complementary, and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives and that collectively, they are effective in achieving our overall objectives.

20	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Practices at a Glance

DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation with a strong emphasis on performance-based LTIP awards.

DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance metrics that drive stockholder value.

DO evaluate TSR when determining performance under LTIP performance share awards to enhance stockholder alignment.

DO cap payouts for awards under our annual bonus plan and LTIP plan.

DO require executive officers to own and retain shares of our common stock to further align interests with our shareholders.

DO enhance executive officer retention with time-based vesting schedules for a portion of LTIP awards.

DO enable the Board to “claw back” incentive compensation in the event of a financial statement restatement pursuant to a recoupment policy.

DO maintain a Compensation Committee comprised solely of independent directors.

DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters.

DO NOT base LTIP awards on a single performance metric, thereby discouraging unnecessary or excessive risk-taking.

DO NOT provide uncapped award opportunities.

DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits.

DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities.

DO NOT provide executive officers with excessive perquisites or other personal benefits.

DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without pre-approval by the Audit and Compensation Committees (no executive officer or director pledged or held our securities in margin accounts at any time during 2019).

DO NOT provide for tax gross-up payments for compensation or benefits paid in connection with a change in control.

Spirit Realty Capital | 2020 Proxy Statement	21

COMPENSATION DISCUSSION AND ANALYSIS

Transformation of Spirit under our Chief Executive Officer’s Leadership and 2019 Performance and Financial Results

In 2019, Spirit completed the transformation we began over two years ago. In August 2017, we communicated to our shareholders that, while we were faced with several challenges, we had a plan. We had a vision. We told investors over the last two years that we were going to become a simplified triple net lease REIT with the following attributes: 1) competitive cost of the capital; 2) fortress balance sheet; 3) high quality real estate portfolio; 4) strong operating systems; 5) defined and disciplined investment strategy; and 6) outstanding people.

In 2019, we delivered on those promises.

2019 Milestones include:

Executed on business strategy of becoming a simplified triple-net REIT through the resolution of SMTA, receiving $265 million in aggregate proceeds

Delivered strong operating performance with minimal lost rent, over 99% occupancy and reduced property cost leakage compared to prior years

Improved tenant diversity reducing the top 10 concentration from 24.4% in 2018 to 22.2% in 2019

Returned to the capital markets issuing approximately $677 million in equity and $1.2 billion in unsecured bonds, the largest capital markets year in the Company’s history

Received credit upgrade from both S&P and Fitch from BBB- to BBB

Reduced Spirit’s weighted average cost of capital (WACC) to 5%, the lowest in the Company’s history

Spirit shareholders who retained their shares of SMTA received a 23% total shareholder return

Delivered total shareholder returns of 48% compared to the RMZ index of 26% and net lease comparable set of 27%

22	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

22% and 20% outperformance relative to RMZ and net lease comparable set

COMPENSATION DETERMINATION

Roles of our Compensation Committee and Chief Executive Officer in Compensation Decisions: The Compensation Committee oversees our compensation program for all Named Executive Officers, subject, in the case of our Chief Executive Officer, to the Board’s approval.

Our Chief Executive Officer evaluates the individual performance and contributions of each other Named Executive Officer and reports to the Compensation Committee his recommendations regarding their compensation. Our Chief Executive Officer does not participate in any formal discussion with the Compensation Committee or the Board regarding decisions on his own compensation and recuses himself from meetings when his compensation is discussed. The Board or the Compensation Committee, as applicable, approves compensation for each of the Named Executive Officers.

We do not solely rely on formulaic guidelines to determine the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate, reward and retain individual Named Executive Officers within the context of our desire to attain financial and operational objectives consistent with our strategic goals and stockholder interests. Subjective factors considered in compensation determinations include the Named Executive Officer’s responsibilities, leadership abilities, skills, contributions as a member of the executive management team and to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of a Named Executive Officer when considering the compensation potential that may be available elsewhere.

Engagement of Compensation Consultants: For 2019, the Compensation Committee retained the services of a new independent compensation consultant, FPL, to provide assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, determining and managing risks associated with elements of our executive compensation program and assisting with the Company’s incorporation of responses we received from our shareholders in connection with our shareholder engagement efforts.

Spirit Realty Capital | 2020 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group

As an initial step in its annual review of executive and director compensation, the Compensation Committee, in consultation with FPL, considered investor feedback and the completion of the Company’s spin-off of assets that resulted in SMTA in 2018, and decided to revise the compensation peer group. The peer group utilized in assessing 2019 compensation consisted of the following companies:

Duke Realty Corporation

EPR Properties

Federal Realty Investment Trust

Gramercy Property Trust, Inc.

Healthcare Trust of America, Inc.

Lexington Realty Trust

National Retail Properties, Inc.

Omega Healthcare Investors, Inc.

Realty Income Corporation

SITE Centers Corp.

STORE Capital Corporation

VEREIT, Inc.

W. P. Carey Inc.

Using the below methodology and best practices, the Compensation Committee, with input from FPL, developed a new peer group for consideration in determining 2020 compensation.

Spirit Realty Capital, Inc.’s Peer Composition Methodology

•	Consider size to identify peers that fall within the generally accepted size parameters of 0.5x to 2.0x our total capitalization

•	Consider operational activity and asset class to select other retail, net lease and/or asset management intensive REITs

•	Consider other characteristics such as geographic location and company performance

•	Consider other key questions such as:

–	Who are our direct competitors?

–	Who do we compete with for recruiting talent or where might our employees find employment elsewhere?

–	Who cites Spirit as a peer?

The peers in the revised compensation peer group were selected primarily on the basis of appropriate size (as defined by total capitalization), although operational activity (net lease and/or asset management intensive REITs) and the additional characteristics listed above were also considered. Additionally, the Compensation Committee also considered asset class and geography when selecting the new peers. As such, some of the larger net lease companies in the peer group for 2019 compensation were largely replaced with REITs that fall within the generally accepted size parameters of a peer group company (0.5x to 2.0x the size of Spirit by total capitalization). Changes to the peer group for 2020 compensation based on the above criteria are shown below.

24	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The peer group developed in 2019 that will be used in setting 2020 compensation consists of the following 18 public REITs:

	Peer	Industry	2019 UPREIT Market Capitalization	2019 Total Capitalization

MPW	Medical Properties Trust, Inc.	Health Care	$10,928.4	$17,952.2

VER	VEREIT, Inc.	Other Retail	$9,957.3	$16,659.0

FRT	Federal Realty Investment Trust	Shopping Center	$9,802.8	$13,604.9

STOR	STORE Capital Corporation	Diversified	$8,931.0	$12,551.4

NNN	National Retail Properties, Inc.	Other Retail	$9,206.2	$12,549.4

HTA	Healthcare Trust of America, Inc.	Health Care	$6,670.3	$9,622.2

MAC	Macerich Company	Regional Mall	$4,088.9	$9,611.8

EPR	EPR Properties	Diversified	$5,542.6	$9,252.1

PGRE	Paramount Group, Inc.	Office	$3,510.5	$7,764.4

SRC	Spirit Realty Capital, Inc.	Other Retail	$5,039.8	$7,372.7

SBRA	Sabra Health Care REIT, Inc.	Health Care	$4,379.1	$6,791.0

PEB	Pebblebrook Hotel Trust	Hotel	$3,507.0	$6,567.7

AKR	Acadia Realty Trust	Shopping Center	$2,387.3	$4,874.5

RPAI	Retail Properties of America, Inc.	Shopping Center	$2,862.2	$4,581.9

LXP	Lexington Realty Trust	Diversified	$2,739.5	$4,207.3

WPG	Washington Prime Group Inc.	Regional Mall	$806.5	$4,080.3

UE	Urban Edge Properties	Shopping Center	$2,439.8	$4,069.3

SRG	Seritage Growth Properties	Other Retail	$2,286.4	$3,962.5

RPT	RPT Realty	Shopping Center	$1,229.7	$2,272.0

	Source: S&P Global as of December 31, 2019

The total market capitalization as of year-end 2019 of the new compensation peer group set for 2020 is as follows:

Spirit Realty Capital | 2020 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS

Also beginning in 2020, the Board, in consultation with FPL, selected a new performance peer group for purposes of assessing relative TSR performance under the performance share awards in the LTIP. This allows performance-based equity compensation to be measured against a more focused net-lease peer group that is more closely aligned to the Company’s business. For 2020, this performance peer group consists of:

Realty Income Corporation	W.P. Carey, Inc.

National Retail Properties, Inc.	EPR Properties

STORE Capital Corporation	Lexington Realty Trust

VEREIT, Inc.	Agree Realty Corporation

Essential Properties Realty Trust, Inc.

Compensation Program Components

Each of the following elements of our compensation program taken separately, and as a whole, are necessary to support the Company’s overall compensation objectives. The following table sets forth the key elements of our Named Executive Officers’ compensation, along with the primary objective associated with each element of compensation:

Pay Element	2019 Program	Changes for 2020 Program	Objectives

Base Salary	• Reviewed annually and adjusted based on individual skill set, time in role, and pay relative to peers	• Reduction in 2020 Base Salary for our CEO • No Base Salary increases for our other Named Executive Officers	• Compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool in attracting and retaining executives

Annual Cash Bonus	• 80% tied to corporate objectives • 20% tied to individual performance goals	• 84% will be tied to corporate objectives • 16% will be tied to individual performance goals

•  Incentivize and reward the attainment of short-term corporate objectives and individual contributions to the achievement of those objectives

•  Performance metrics selected drive stockholder value creation

Time-Based Restricted Stock Awards	• 50% of our LTIP equity awards are time-based and vest ratably over three years	• 40% of our executives’ LTIP equity awards will be time-based and vest ratably over three years

•  To retain our executives as these awards vest over time, and build stock ownership positions, aligning interests of our executives with stockholder interests and encouraging the maximization of stockholder value

Performance-Based Awards	• 50% of LTIP equity awards vest on three-year TSR performance (relative TSR versus performance peer group)	• 60% of our executives’ LTIP equity awards will vest based on relative TSR performance	• To emphasize long-term performance objectives, provides a pay-for-performance structure and rewards executives for TSR objectives, aligning executive interests with shareholders

Base Salary — Providing Knowable Income Commensurate with Responsibilities and Experience:

We provide our Named Executive Officers with a base salary to compensate them for services rendered to our Company during the fiscal year. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Generally, factors considered for initial base salary amounts include, but are not limited to, the scope of the Named Executive Officer’s responsibilities, years of service, and general knowledge of our Compensation Committee or Chief Executive Officer of the competitive market based on, among other things, experience with other companies and our industry. The base salaries of our Named Executive Officers are reviewed periodically by our Compensation Committee or Chief Executive Officer and merit salary increases have been made as deemed appropriate based on such factors including the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance.

26	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Cash Bonus Program — Linking Short-Term Financial Performance and Strategic Initiatives to Compensation:

Annual cash bonuses are focused primarily on short-term Company financial performance, as well as individual performance metrics linked to important strategic initiatives. They are earned based upon achievement of Company-wide performance goals and the Compensation Committee’s assessment of individual performance for the applicable year.

Under the 2019 cash bonus program (“2019 Cash Bonus Program”), 80% of each executive officer’s cash bonus, increased from 75% in 2018 and 70% in 2017, was based on the Company’s achievement in 2019 of performance goals relating to (i) Adjusted Debt to Annualized Adjusted EBITDAre (a supplemental non-GAAP financial measure meaning earnings of the Company before interest, taxes, depreciation and amortization and other adjustments) (defined herein as “Debt to EBITDA Leverage”); (ii) occupancy; (iii) capital deployment (includes acquisitions made in accordance with the Company’s Investment Guidelines and Stock Repurchase Program) and (iv) AFFO per share (collectively, the “2019 Key Performance Measures”). 20% of each executive officer’s cash bonus, decreased from 25% in 2018 and 30% in 2017, was based on individual performance and is evaluated based on the Compensation Committee’s assessment of individual performance against pre-determined performance goals, with input from our Chief Executive Officer with respect to the other Named Executive Officers and from the Board with respect to our Chief Executive Officer.

Long Term Incentive Plan—Aligning Executive Compensation with Value Creation:

Our LTIP employs a combination of restricted stock grants and performance shares which vest over time to motivate and/or reward long-term, multi-year performance and facilitate retention of our executives.

Restricted stock awards, which generally vest over a three-year period, create a balanced focus on the achievement of short-term and long-term financial and operational goals and stock price performance.

Performance share awards are earned based on performance over a three-year performance cycle. In 2019, pursuant to the performance share awards, each participant was eligible to vest in and receive shares of the Company’s common stock based on an initial target number of shares granted multiplied by a percentage ranging between 0% and 250%, depending on the Company’s TSR during the performance period. The percentage range is based on the Company’s TSR compared to that of specified peer groups of companies during the performance period, which for the awards made in 2019 is from January 1, 2019 through December 31, 2021. For each performance share that ultimately vests, its holder is entitled to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares as if such shares had been outstanding on each dividend record date over the period from the grant date through the issuance of the share. In the event of a non-qualifying termination of a participant prior to the performance period end date, all of the rights to performance shares will be automatically forfeited along with the participant’s rights to the cash payment of any dividend equivalent.

In setting LTIP award levels, our Compensation Committee considers resulting total compensation to our executives, including all elements of compensation described above, our Company’s performance and the market for compensation of executives of competitors and other comparable market participants.

2019 EXECUTIVE COMPENSATION

The following describes the primary components of our 2019 executive compensation program for each of our Named Executive Officers, the rationale for each component and how compensation amounts were determined. As discussed earlier in this Proxy, many features of the compensation program have been modified for 2020. The section below, however, describes the features and outcome of the program in place for 2019.

As mentioned above, our Named Executive Officers for 2019 are our principal executive officer (Mr. Jackson Hsieh), our principal financial officer (Mr. Michael Hughes) and our other most highly compensated executive officers during 2019, our Executive Vice President, Asset Management (Mr. Ken Heimlich) and our Executive Vice President, General Counsel and Secretary (Mr. Jay Young).

Base Salary

In its review of base salaries for 2019, the Compensation Committee considered the Company’s operating results and the positioning of the Company’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s 2019 compensation Peer Group. Based on that review, the Compensation Committee approved no salary increase for Mr. Hsieh in 2019.

Spirit Realty Capital | 2020 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS

The 2018, 2019, and 2020 base salaries for each Named Executive Officer are set forth in the table below, which includes no base salary increases in 2020 for any Named Executive Officer and a base salary reduction for our Chief Executive Officer.

Named Executive Officer	2018 Base Salary($)	2019 Base Salary($)	2020 Base Salary($)

Jackson Hsieh	900,000	900,000	875,000	(1)

Michael Hughes	450,000	463,500	463,500

Ken Heimlich	377,400	388,722	388,722

Jay Young	355,000	365,650	365,650

(1)	Pursuant to Mr. Hsieh’s Second Amended and Restated Employment Agreement dated February 27, 2020.

Annual Performance Based Cash Incentive Compensation

We use cash bonuses to motivate our Named Executive Officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. In February 2019, our Compensation Committee approved the 2019 Cash Bonus Program, which ties our executives’ annual cash incentive awards closely to our financial performance, thereby aligning their interests of management with the interests of our shareholders. All of our Named Executive Officers were eligible to participate in the 2019 Cash Bonus Program.

The total annual cash bonus under the 2019 Cash Bonus Program (the “2019 Cash Bonus”) is allocated between (a) amounts paid pursuant to achievement of the objective pre-approved 2019 Key Performance Measures – Debt to EBITDA Leverage, Occupancy, Capital Deployment, and AFFO per share (such portion, the “2019 Company Performance Bonus”), and (b) amounts paid pursuant to the Compensation Committee’s or Board’s subjective assessment of the executive’s individual performance against pre-established goals (described below) (such portion, the “2019 Individual Bonus”). The 2019 Company Performance Bonus accounts for 80%, increased from 75% in 2018, of the target 2019 Cash Bonus opportunity.

Under the 2020 cash bonus program, the amount allocated to achievement of key company performance measures will be further increased to 84%.

Our Compensation Committee approved threshold, target and maximum bonus opportunities for each executive under the 2019 Cash Bonus Program, taking into consideration the degree of difficulty to achieve the targets, which are set forth below expressed as a percentage of each executive’s annual base salary:

Named Executive Officer	Threshold Bonus	Target Bonus	Maximum Bonus

Jackson Hsieh	87.5%	175%	350%

Michael Hughes	62.5%	125%	200%

Ken Heimlich	62.5%	125%	200%

Jay Young	62.5%	125%	200%

The Company’s performance goals and actual results under the 2019 Cash Bonus Program were as follows:

2019 Key Performance Measures	Threshold	Target	Maximum	Actual

Debt to EBITDA Leverage	5.4	5.1	5.0	4.9

Occupancy	97.50%	98.25%	99.00%	99.70%

Capital Deployment (1)	$400MM	$500MM	$550MM	$1,338MM

AFFO per Share (2)	$3.30	$3.35	$3.42	$3.45

(1)

Per the 2019 Cash Bonus Program, capital deployment includes acquisitions and revenue producing capital expenditures made in accordance with the Company’s Investment Guidelines and stock repurchases made in accordance with the Company’s Stock Repurchase Program. In 2019, there were no stock repurchases made by the Company, and accordingly the above “Actual Number” for this metric is comprised entirely of real estate acquisitions and revenue producing capital expenditures.

(2)

Per the 2019 Cash Bonus Program, actual AFFO per share was to be adjusted to reflect the loss of SMTA-related revenues in the event of an SMTA change in control. The above “Actual” number for AFFO per share reflects an $0.11 AFFO per share adjustment as a direct result of the loss of SMTA revenue in connection with SMTA’s early termination of the SMTA asset management contract on September 20, 2019.

28	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Metric Selection

Details regarding the rationale for and results for each 2019 Key Performance Measure for the 2019 Company Performance Bonus are detailed below:

Debt to EBITDA Leverage

Weighting: 20%

Goals:

Threshold	5.4

Target	5.1

Maximum	5.0

Why does this measure matter? Debt to EBITDA Leverage is a common measure used by REIT analysts and investors to assess and compare balance sheet health, access to the capital markets, cost of capital, ability to service debt and credit worthiness. The Compensation Committee believed these goals were appropriately challenging as the Debt to EBITDA Leverage ratio at the end of 2018 was 5.1, the Company had not meaningfully accessed the capital markets since 2016 and it was critical to achieving the Company’s desired cost of capital.

Result: Achieved Maximum Performance Goal. Our 2019 Debt to EBITDA Leverage was 4.9, exceeding the maximum performance goal. The result was largely due to actions led by our Named Executive Officers, principally our equity and debt transactions whereby we issued almost $1.9 billion in securities, leading to our credit upgrade to BBB.

AFFO Per Share

Weighting: 20%

Goals:

Threshold	$3.30

Target	$3.35

Maximum	$3.42

Why does this measure matter? AFFO per share is a common measure used by REIT analysts and investors to assess on-going operating performance. AFFO is a non-GAAP number which is reconciled to and mostly closely associated with net income. The goals were consistent with our public guidance and the Compensation Committee believed these goals were appropriately challenging due to the uncertainty of resolving SMTA, necessity to access the capital markets, and the requirement to close accretive acquisitions.

Result: Achieved Maximum Performance Goal. Our 2019 AFFO per share for purposes of this metric was $3.45 which, per specific adjustments set forth in the Compensation Committee’s approved 2019 Cash Bonus Program, reflects $0.11 more than the Company’s actual reported AFFO of $3.34. This $0.11 adjusts the AFFO per share for purposes of this metric by including the amount of AFFO per share that would have been received by the Company had SMTA not undergone a change of control and had paid the Company the amounts owed as Asset Manager through December 31, 2019. The variance between our actual results and our pre-established goals was largely due to actions led by our Named Executive Officers, principally our $1.3 billion in accretive acquisitions and capital expenditures, approximately $1.9 billion in equity and debt issuance, lower interest expense, and significant reduction in percentage of lost rent.

Occupancy

Weighting: 20%

Goals:

Threshold	97.50%

Target	98.25%

Maximum	99.00%

Spirit Realty Capital | 2020 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS

Why does this measure matter? Occupancy is a common measure used by REIT analysts and investors to assess and compare the health of a REIT’s real estate portfolio, including lost rent, property cost leakage, defaults, renewals and relets. Declining occupancy can indicate deterioration in the overall quality of the portfolio, specifically the quality of the real estate and the quality of the tenant, as well as poor management of specific assets in the portfolio. The Compensation Committee believed these goals were appropriately challenging as attaining 97.5%–99.0% occupancy requires strong credit underwriting, industry research, property rankings and asset/tenant management.

As mentioned in more detail herein, we have removed occupancy from our 2020 cash bonus program to address shareholder concerns regarding the rigor of this particular metric.

Result: Achieved Maximum Performance Goal. Our occupancy for 2019 was 99.3%-99.7%, exceeding the maximum performance goal. The result was largely due to actions led by our Named Executive Officers, principally our integrated approach to the asset lifecycle, which includes input from credit and underwriting, deal execution and asset/tenant management.

Capital Deployment

Weighting: 20%

Goals:

Threshold	$400 million

Target	$500 million

Maximum	$550 million

Why does this measure matter? Effective capital deployment is essential to the operational and financial performance of REITS. Disciplined capital allocation through accretive acquisitions, complemented by equity and debt issuances at attractive cost of capital levels, reflect a REIT that has access to capital at an attractive cost relative to the returns generated by new acquisitions and the existing portfolio. Capital is also effectively deployed through the accretive repurchase of stock.

Result: Achieved Maximum Performance Goal. Our 2019 Capital Deployment was approximately $1.3 billion, all of which were real estate acquisitions and revenue producing capital expenditures (there were no stock repurchases made by the Company in 2019). The variance between our actual results and our pre-established goals was largely due to actions led by our Named Executive Officers, principally our $1.3 billion capital expenditure in accretive acquisitions which was achieved through the disciplined, integrated process of credit underwriting, research, and efficient execution by the closing department.

Our 2019 performance exceeded the maximum performance objectives set under the 2019 Cash Bonus Program in the case of each of the 2019 Key Performance Measures.

2019 Individual Bonus

Individual performance under management

objectives established for each Named Executive Officer

Weighting: 20%

Goals:

When determining the amounts paid pursuant to the 2019 Individual Bonus, the Compensation Committee considered performance of each executive as it relates to: (i) the specific goals set forth below for each individual Named Executive Officer; (ii) leadership, (iii) development and execution of overall business strategy, (iv) risk management, and (v) effective communications with the Board, in each case considering the challenges confronting each individual executive officer and the Company throughout 2019.

In addition, the Compensation Committee considered the successful execution of three key Company objectives in 2019 in determining the individual performance component of our Named Executive Officers’ 2019 Cash Bonus: (1) becoming a simplified net lease REIT through the resolution of SMTA, (2) strong operating results, and (3) robust capital deployment through accretive acquisitions.

In addition to overall executive leadership and managerial performance, below are the specific goals that were set for each Named Executive Officer as to determination of the 2019 Individual Bonus. Individual objectives relate to areas of special emphasis within the executive’s particular responsibilities and duties, such as achieving certain departmental and Company

30	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

strategic, financial and operating goals, achieving other extraordinary or unusual accomplishments or contributions, and appropriately managing the Company’s risk. For each Named Executive Officer, the individual goals were rated by the Compensation Committee or the Board according to a 1-5 ranking system in order to generate an overall rating for each Named Executive Officer.

Jackson Hsieh, President and Chief Executive Officer

Mr. Hsieh’s individual goals and results for 2019 were generally as follows:

Goal

1.	Accretive resolution of SMTA through the strategic alternatives process

2.	Ensure consistent and predictable operating performance

3.	Promote a stable and motivated organization

4.	Improved investor and stakeholder communication

5.	Effective allocation of capital and deal allocation flow

6.	Enhanced focus on proxy-related matters

7.	Focus on long-term succession plan

Overall Rating – 5: Exceeds Expectations

Michael Hughes, EVP and CFO

Mr. Hughes’ individual goals and results for 2019 were generally as follows:

Goal

1.	Improved investor relations and communications efforts

2.	Management of the company’s capital plan, including issuance of debt and equity

3.	Effective board communication

4.	Providing insight as to company strategy

5.	Effectively manage direct reports and critical functions to ensure effective controls and procedures are in place and working as designed

Overall Rating – 5: Exceeds Expectations

Ken Heimlich, EVP of Asset Management

Mr. Heimlich’s individual goals and results for 2019 were generally as follows:

Goal

1.	Execute 2019 Disposition Plan–Meet (i) targeted timing, (ii) gross proceeds and (iii) blended execution cap rate

2.	Establish sound credit practices for (i) new acquisition underwriting and (ii) portfolio monitoring

3.	Clear, timely and accurate communication with FP&A on all asset management matters impacting SRC’s income statement and/or balance sheet

4.	Develop departmental (i) bench strength and (ii) domain expertise

5.	Develop personally as an executive leader

Overall Rating – 5: Exceeds Expectations

Spirit Realty Capital | 2020 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS

Jay Young, EVP and General Counsel

Mr. Young’s individual goals and results for 2019 were generally as follows:

Goal

1.	Facilitate sale of SMTA assets and wind up of SMTA

2.	Facilitate accretive acquisitions

3.	Continue to develop legal and closing department teams

4.	Facilitate improvements to the proxy and annual meeting disclosures and process and enhancements to third party governance scores

5.	Oversee the implementation of multiple HR initiatives related to company culture and employee development

6.	Effective presentation of legal, risk and HR matters for Board at regularly scheduled meetings

Overall Rating – 5: Exceeds Expectations

Why does this measure matter? A review of each Named Executive Officer’s individual accomplishments enables our Compensation Committee to evaluate the specific contributions of the Named Executive Officer to our success and more closely link pay to performance.

Overall Result: Between Target and Maximum Performance. Each of our Named Executive Officers outperformed with respect to his tailored individual objectives. Despite this outperformance, all Named Executive Officers received a payout for the 2019 Individual Bonus portion of the total 2019 Cash Bonus that is between target and maximum. Payment of a bonus based on individual performance metrics that is between target and maximum in a year of strong individual performance is consistent with the Board’s philosophy; despite what we deem to have been an extraordinary year, we felt it was appropriate to recognize the strong efforts of the team and funded bonuses lower than maximum levels.

The table below shows the total target cash bonus, the actual bonus received, and the actual cash bonus compared to the target cash bonus, expressed as a percentage, for each Named Executive Officer under the 2019 Cash Bonus Program:

Named Executive Officer	2019 Target Cash Bonus (% Base Salary)	2019 Target Cash Bonus ($)	Total 2019 Cash Bonus Actually Received ($)	Total 2019 Cash Bonus Actually Received (% of Base Salary)

Jackson Hsieh	175	1,575,000	2,992,500	332.5

Michael Hughes	125	579,375	892,238	192.5

Ken Heimlich	125	485,903	748,290	192.5

Jay Young	125	457,063	703,876	192.5

32	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

LTIP Equity Based-Incentives

The goals corresponding to our LTIP equity-based awards are intended to reward and encourage long-term corporate performance based on the value of our stock and, thereby, align our Named Executive Officers’ interests with those of our shareholders.

In 2019, consistent with previous years, we granted a mix of restricted stock and performance share awards to our Named Executive Officers. The target value of LTIP equity awards for our Named Executive Officers is generally allocated equally between restricted stock and performance share awards. When determining LTIP equity awards for our Named Executive Officers, the Compensation Committee took into consideration their achievement of their performance goals, the extraordinary efforts related to the spin-off of SMTA, their roles in the arrangement and closing of critical transactions, the management of their departments, and their overall contribution to the Company’s culture.

The table below reflects target annual LTIP equity opportunities, and actual allocation of awards (based on grant date value), granted to our Named Executive Officers in 2019.

Named Executive Officer	Target LTIP Value (% of Base Salary)	Actual LTIP Value (% of Base Salary)	% of Actual LTIP Value Awarded in Restricted Stock	% of Actual LTIP Value Awarded in Performance Shares

Jackson Hsieh	550%	550%	50%	50%

Michael Hughes	200%	200%	50%	50%

Ken Heimlich	200%	200%	50%	50%

Jay Young	200%	200%	50%	50%

Restricted Stock Awards: In 2019, we made the following grants of restricted stock to our Named Executive Officers.

Named Executive Officer	Number of Restricted Shares

Jackson Hsieh	64,705

Michael Hughes	12,117

Ken Heimlich	10,162

Jay Young	9,559

These awards were granted to incentivize and retain our Named Executive Officers and to further incentivize the executives to achieve performance expectations that we believe will correlate to increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our shareholders. In addition, our Named Executive Officers are entitled to receive dividends on unvested shares of restricted stock subject to these awards. The restricted stock awards generally are subject to vesting over a period of three years from the grant date and are subject to the executive’s continued employment with us.

If any of our Named Executive Officers voluntarily terminate their employment with the Company without “good reason” prior to the vesting of any restricted stock, all unvested restricted stock will be forfeited in its entirety.

For additional information regarding the vesting terms and conditions applicable to all outstanding restricted stock awards held by our Named Executive Officers, refer to “Potential Payments Upon Termination or Change of Control” below.

Performance Share Awards: In 2019, our Compensation Committee approved the grant of performance share awards in tandem with dividend equivalent rights to our Named Executive Officers. Pursuant to the 2019 performance share awards, each Named Executive Officer who received a performance share award is eligible to vest in and receive a number of shares of our common stock ranging from 0% to 250% of the target number of performance shares granted and set forth in the table below based on the attainment of TSR goals during the performance period running from January 1, 2019 through December 31, 2021, relative to the specified peer group for 2019 (the “Peer Group”) and Primary Net Lease Peer Group of companies defined below, and subject to the Named Executive Officer’s continued employment.

Spirit Realty Capital | 2020 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS

For 2019, the Peer Group and Primary Net Lease Peer Group of companies under our performance share awards, each adopted by our Compensation Committee based on recommendations and assistance from our former independent compensation consultant, consisted of the following companies:

Peer Group for 2019	Primary Net Lease Peer Group for 2019

SITE Centers

Duke Realty Corporation

EPR Properties

Federal Realty Investment Trust

Gramercy Property Trust, Inc.

Healthcare Trust of America, Inc.

Lexington Realty Trust;

National Retail Properties, Inc.

Omega Healthcare Investors, Inc.

Realty Income Corporation

STORE Capital Corporation

VEREIT, Inc.

W. P. Carey, Inc.

National Retail Properties, Inc. Realty Income Corporation STORE Capital Corporation VEREIT, Inc.

For 2019, the Compensation Committee reassessed the Peer Group and Primary Net Lease Peer Group of companies under our performance share awards and determined no change was warranted.

For 2019 the target performance shares granted to each Named Executive Officer are below:

Named Executive Officer	Target Number of Performance Shares Granted

Jackson Hsieh	64,705

Michael Hughes	12,117

Ken Heimlich	10,162

Jay Young	9,559

These awards were granted to incentivize and retain our participating Named Executive Officers while imposing performance expectations intended to reward increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our shareholders.

The number of 2019 performance shares that vest is dependent on our TSR achieved during the performance period relative to the TSR achieved by the specified Peer Groups. Between 0% and 200% of the target performance shares will be eligible to vest based on the achievement of minimum, target and maximum TSR goals relative to the TSR achieved by the Peer Groups. The minimum, target and maximum TSR goals are the achievement of a TSR during the performance period that places the Company in the 25th, 50th or 80th percentile, respectively, of the TSRs achieved during the performance period by the companies in the Peer Groups.

The number of 2019 performance shares that vest will be further adjusted upward by (1) 0.05% for each 1 basis point (up to 300 basis points) by which the TSR exceeds the TSR of the highest performing member of the Primary Net Lease Peer Group, and (2) by 0.1% for each 1 basis point (up to 100 basis points) by which the TSR exceeds the TSR of the highest performing member of the Primary Net Lease Peer Group by 300 basis points, subject to an aggregate cap on such increase of 25% in the number of performance shares that vest. In addition, the number of performance shares that vest will be further adjusted downward by (1) 0.05% for each 1 basis point (up to 300 basis points) by which the TSR is less than the TSR of the lowest performing member of the Primary Net Lease Peer Group, and (2) by 0.1% for each 1 basis point (up to 100 basis points) by which the TSR is less than the TSR of the lowest performing member of the Primary Net Lease Peer Group by 300 basis points, subject to a cap on such decrease of 25% in the number of performance shares that vest. However, if our TSR is negative, in no event will more than 100% of the target number of performance shares fully vest and be earned.

34	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

If any of our Named Executive Officers voluntarily terminate their employment with the Company without “good reason” prior to the vesting of any performance share, all unvested performance shares (including any dividend equivalents) will be forfeited in their entirety.

If an executive experiences a termination of employment by the Company without “cause” or due to a non-extension of the executive’s employment agreement or by the executive for “good reason” during the performance period, then 100% of the 2019 target performance shares will vest immediately prior to such termination. In addition, upon a change in control of our Company, the 2019 performance shares will vest based on the Company’s achievement of TSR goals as of the change in control.

Each performance share award also entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that vest, had such shares been outstanding on the record date(s) that occur over the period from the applicable grant date through the issuance of the shares, if any.

For additional information regarding the vesting terms and conditions applicable to all outstanding performance share awards held by our Named Executive Officers, refer to “Potential Payments Upon Termination or Change of Control” below.

2017 Performance Share Awards Earned Based on Performance through 2019

In 2016 (for Mr. Hsieh only) and 20171, we granted Mr. Hsieh and Young performance share awards that were eligible to vest at the end of 2019 based on our TSR performance relative to the TSR achieved by two set performance peer groups during the 2017—2019 performance period. For those performance shares vesting on December 31, 2019:

(1)

Mr. Hsieh earned 31,119 shares total 71.2% of the total shares granted in 2016 (17,608, including incremental shares awarded in connection with the spin-off of SMTA) and 82.5% of the total shares granted in 2017 (22,525, including incremental shares awarded in connection with the spin-off of SMTA);

(2)	Mr. Young earned 2,871 shares 82.5% of the total shares granted (3,480, including incremental shares awarded in connection with the spin-off of SMTA).

(1)

In connection with Mr. Hsieh’s start date at the Company in September 2016, Mr. Hsieh was granted 17,608 performance shares (as adjusted for the spin-off of SMTA), with a performance period of January 1, 2017—December 31, 2019.

Compensation Decisions in 2017 and 2018 Positioned Spirit for Successful Transformation

In 2017 the Board promoted Mr. Hsieh to the role of CEO. At that time, the Compensation Committee evaluated his existing pay package relative to the scope of the CEO role. The Committee sought to design a compensation plan to secure the right leadership for Spirit and to deliver on the full potential of the ongoing transformation. Mr. Hsieh was uniquely positioned to execute our new strategy based on his eight years supporting the company as an external advisor paired with his then-recent hire as our President & COO. His history provided him in-depth knowledge regarding Spirit’s business, operations, past transactions, and Board of Directors. Our business was at a critical juncture, and his clear vision for how to grow the company and capacity to build relationships with our investor base made Mr. Hsieh the best candidate for the role.

In addition to recognizing the significance of his promotion and seeking to create effective incentives to pursue our new strategy, the Compensation Committee was also aware that due to the decline in the stock price associated with the crisis our business was navigating, Mr. Hsieh’s initial hire grant from September 2016 was unlikely to be an effective incentive. As such, the promotion merited incentives separate from the original new-hire grants Mr. Hsieh had received when he joined as President & COO in 2016.

One-Time Performance-Linked Promotion Award

In connection with his appointment as CEO, Mr. Hsieh received a one-time performance-linked promotion award to induce him to accept the role during a time of risk and uncertainty. To provide retention and performance incentives, the one-time award included time-vesting restricted shares and performance shares. Mr. Hsieh was awarded performance shares with a target number of 100,000 shares broken into two tranches granted in July 2017 and January 2018. The first tranche included 66,042 shares and the second tranche included 45,053 shares.

The Board firmly believes that these compensation decisions were appropriate and necessary to maintain the institutional expertise that is helping us execute the Company’s transformation. The Compensation Committee will continue to review our compensation program and practices to ensure that they appropriately reflect our evolving business, and our incentive and retention needs. As noted in the Proxy Summary above, as a result of the completion of our company transformation and leadership transition, the Board does not anticipate the granting of any additional one-time awards to our CEO.

Spirit Realty Capital | 2020 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

STOCK OWNERSHIP AND RETENTION GUIDELINES

The Company has adopted stock ownership guidelines for our Named Executive Officers. We believe that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our shareholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its shareholders. The guidelines require the Named Executive Officers to own a minimum number of shares of stock valued as a set percentage of base salary. Each officer is expected to satisfy the applicable ownership requirement within five years after first becoming subject to the guidelines. The table below reflects the current stock ownership guidelines:

Position	Percentage of Base Salary

Chief Executive Officer	500%

Chief Financial Officer	300%

Executive Vice President	200%

The types of ownership arrangements counted towards the guidelines are: common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, and unvested restricted stock. Unearned performance shares are not included.

All of the Named Executive Officers currently employed by us are in compliance with the stock ownership guidelines.

RETIREMENT SAVINGS

We have established a 401(k) retirement savings plan for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide a safe harbor matching contribution equal to 100% of elective deferrals up to 4% of the employee’s compensation. These matching contributions are 100% vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incents our employees, including our Named Executive Officers, in accordance with our compensation policies. The plan also allows employees to contribute on an after-tax basis through Roth 401(k) contributions.

EMPLOYEE BENEFITS AND PERQUISITES

All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including:

•	Medical and dental benefits, as well as vision discounts;

•	Medical and dependent care flexible spending accounts;

•	Short-term and long-term disability insurance;

•	Accidental death and dismemberment insurance; and

•	Life insurance.

We design our employee benefits programs to be affordable and competitive in relation to the market, and we modify our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

These benefits are provided to our Named Executive Officers on the same general terms as they are provided to all of our full-time employees, with the exception of certain additional supplemental long-term disability insurance and life insurance, which covers participating executives (including our Named Executive Officers). We may also reimburse certain of our Named Executive Officers for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement, individual life insurance policies, annual physical exams, and/or for costs associated with relocating and/or temporary living expenses. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.

36	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

We may provide perquisites or other personal benefits in limited circumstances, where we believe it is appropriate to assist an individual Named Executive Officer in the performance of his duties, to make our Named Executive Officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be approved and subject to periodic review by our Compensation Committee. We do not expect these perquisites to be a material component of our compensation program.

SEVERANCE AND CHANGE OF CONTROL-BASED COMPENSATION

As more fully described below under the caption “Potential Payments Upon Termination or Change of Control,” the employment agreements with our Named Executive Officers that were in effect during 2019 provided for certain payments and/or benefits upon a qualifying termination of employment or in connection with a change of control. We believe that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our Named Executive Officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our Company in all situations. These are described and quantified below under “Potential Payments Upon Termination or Change in Control.”

TAX AND ACCOUNTING CONSIDERATIONS

Code Section 162(m): Section 162(m) of the Code, disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for “covered employees”. Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1.0 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the determination of the covered employees was generally expanded.

We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our shareholders at least 90% of our taxable income each year. As a result of our tax status as a REIT, the loss of a deduction under Section 162(m) of the Code may not affect the amount of federal income tax payable by us. However, if any portion of an executive’s compensation is subject to limitation under Section 162(m), the loss of this deduction will increase our earnings and profits for 2019 and, accordingly, increase the amount of distributions paid in 2019 that would be characterized as dividends. In approving the amount and form of compensation for our Named Executive Officers in the future, the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code, we may not be able to take a deduction for any compensation in excess of $1.0 million that is paid to covered employees.

Code Section 409A: Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G: Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers, our Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. The Board has adopted a policy that the Company will not enter into any plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed under Section 4999 of the Code by operation of Section 280G of the Code.

Spirit Realty Capital | 2020 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

Accounting for Stock-Based Compensation: We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, performance share awards and other equity-based awards, as applicable, under our equity incentive award plans are accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

38	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2019, 2018 and 2017:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Jackson Hsieh President and Chief Executive Officer	2019	900,000	–	5,771,686		2,992,500	55,313	9,719,499
	2018	900,000	787,500	8,074,517		2,296,875	44,342	12,103,234
	2017	773,012	669,021	9,712,201	(5)	580,599	136,710	11,871,543

Michael Hughes Executive Vice President and Chief Financial Officer (6)	2019	463,500	–	1,080,836		892,238	11,839	2,448,413
	2018	450,000	225,000	1,384,801		658,125	11,000	2,728,926
	2017	–	–	–		–	–	–

Ken Heimlich Executive Vice President, Asset Management (7)	2019	388,722	–	906,450		748,290	26,983	2,070,445
	2018	377,400	188,700	937,855		556,665	14,595	2,075,215
	2017	–	–	–		–	–	–

Jay Young Executive Vice President, General Counsel and Secretary	2019	365,650	–	852,663		703,876	26,067	1,948,256
	2018	355,000	177,500	1,139,789		521,406	9,390	2,203,085
	2017	340,000	204,000	368,198	(5)	93,316	5,720	1,011,234

(1)

The total 2019 Cash Bonus, including the portion thereof based on individual performance, is disclosed under the Non-Equity Incentive Compensation column, as the total 2019 Cash Bonus was determined based on the achievement of both pre-determined company and individual performance goals. Amounts under this column for years 2017 and 2018 represent only the portion of the annual cash bonus for such year based on a discretionary review of the Named Executive Officers’ individual performance.

(2)

Amount represents the grant date fair value of restricted stock awards and performance share awards calculated in accordance with ASC Topic 718. Grants remain subject to vesting and/or forfeiture pursuant to their terms. For a discussion of the assumptions used to calculate the value of all restricted stock awards and performance share awards made to Named Executive Officers, refer to Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. As market condition awards, the grant date fair value of the performance share awards is the full grant date fair value, as adjusted to reflect any reduction in value that is appropriate for the probability that the market condition might not be met. The maximum potential value of the 2019 performance share awards granted to Messrs. Hsieh, Hughes, Heimlich and Young (assuming the maximum number of shares are earned and calculated based on the closing price on the grant date) are $6,187,416, $1,158,688, $971,741, and $914,079, respectively, assuming the Company achieves the maximum TSR during the performance period. Information with respect to vesting of the 2019 awards is disclosed in the Grants of Plan Based Awards table and the accompanying notes.

(3)

This column reflects the total 2019 Cash Bonus. The 2019 Cash Bonus Program consists of two separate measurements/categories. The 2019 Individual Bonus is weighted at 20% of the total and is based on individual performance assessed against pre-determined goals and 80% based on the achievement of the 2019 Key Performance Measures. See “Compensation Discussion and Analysis—2019 Executive Compensation—Annual Performance-Based Cash Incentive Compensation” for a detailed discussion of the 2019 Cash Bonus Program.

(4)	Includes compensation and perquisites paid to, or on behalf of, our Named Executive Officers during 2019 as described under “All Other Compensation” below.

(5)

Amount represents the grant date fair value of restricted stock awards and performance share awards granted during 2017 calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted stock awards and performance share awards made to Named Executive Officers, refer to Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. As market condition awards, the grant date fair value of the performance share awards is the full grant date fair value, as adjusted to reflect any reduction in value that is appropriate for the probability that the market condition might not be met. The maximum potential value of the performance share awards granted to Messrs. Hsieh and Young (assuming the maximum number of shares were earned and calculated based on the closing price on the grant date) was $8,642,597 and $424,886, respectively.

(6)	Mr. Hughes commenced employment with us as our Chief Financial Officer effective April 1, 2018.

(7)	Mr. Heimlich commenced employment with us as our EVP, Head of Asset Management effective April 3, 2018.

Spirit Realty Capital | 2020 Proxy Statement	39

COMPENSATION TABLES

All Other Compensation

Name	401(k) Plan Company Contributions ($)(1)	Life Insurance ($)(2)	Supplemental Long-Term Disability ($)(3)	Physical Exam ($)(4)	Total ($)

Jackson Hsieh	13,646	35,000	6,667	—	55,313

Michael Hughes	11,200	—	639	—	11,839

Ken Heimlich	11,200	—	15,783	—	26,983

Jay Young	17,396	1,803	4,868	2,000	26,067

(1)	Amounts represent Company safe harbor matching contributions to the accounts of our Named Executive Officers in the Company’s 401(k) plan.

(2)	Amounts represent life insurance premiums paid by the Company for policies on behalf of our Named Executive Officers.

(3)	Amounts represent premium payments plus related tax gross-up payments by the Company for supplemental long-term disability insurance policies for our Named Executive Officers.

(4)	Amounts reported represent amounts actually paid by the Company in 2019 for executive physical expenses for Named Executive Officers.

Grants of Plan-Based Awards in 2019

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

Jackson Hsieh		787,500	1,575,000	3,150,000

	1/25/2019				32,353	64,705	161,762		3,296,720

	1/25/2019							64,705	2,474,966

Michael Hughes		289,688	579,375	927,000

	1/25/2019				6,059	12,117	30,292		617,361

	1/25/2019							12,117	463,475

Ken Heimlich		242,951	485,903	777,444

	1/25/2019				5,081	10,162	25,405		517,754

	1/25/2019							10,162	388,697

Jay Young		228,531	457,063	731,300

	1/25/2019				4,780	9,559	23,897		487,031

	1/25/2019							9,559	365,632

(1)

The amounts for each Named Executive Officer under these columns represent the potential total value of the 2019 Cash Bonus, consisting of (1) the 2019 Company Performance Bonus that could have been earned for 2019 (and paid in 2020) under the 2019 Cash Bonus Program based on our achievement in 2019 of the 2019 Key Performance Measures relating to (i) Adjusted Debt to Annualized Adjusted EBITDA, (ii) Occupancy, (iii) Capital Deployment, and (iv) AFFO per share, and (2) the 2019 Individual Bonus, based on achievement of individual performance goals.

At the threshold, target and maximum levels of achievement of the performance goals, Mr. Hsieh could have earned a bonus equal to 87.5%, 175% and 350%, respectively, of his annual base salary and Messrs. Hughes, Heimlich and Young could have earned a bonus equal to 62.5%, 125% and 200%, respectively, of his annual base salary. Please also see “Compensation Discussion and Analysis—2019 Executive Compensation—Annual Performance-Based Cash Incentive Compensation” for a detailed discussion of the 2019 Bonus Program.

(2)

The performance share awards were awarded in 2019 for the performance period running from January 1, 2019 through December 31, 2021. The “threshold” number of shares represents approximately 50% of the performance shares granted, which is the number of shares that would vest based on achieving the minimum TSR goal during the performance period relative to that of the Peer Group, as adjusted downward by a factor of 25% of such shares based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. The “target” number of shares represents 100% of the performance shares granted, which is the number of shares that would vest based on achieving the target TSR goal during the performance period relative to that of the applicable Peer Group, and not adjusted based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. The “maximum” number of shares shown is 250% of the performance shares granted, which is the number of shares that would vest based on achieving the maximum TSR goal during the performance period relative to that of the applicable Peer Group, as adjusted upward by a factor of 25% of such shares based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. Please see the section “Compensation Discussion and Analysis-2019 Executive Compensation-LTIP Equity Based Incentives” for a detailed discussion of the performance share awards.

(3)

Amounts represent the grant date fair value of restricted common stock awards and performance share awards granted during 2019, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards and performance share awards made to Named Executive Officers, refer to Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

40	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION TABLES

Compensation Table Narrative

Narrative Disclosure to Compensation Tables

The following provides a description of the material terms of each Named Executive Officer’s employment agreement that was in effect in 2019.

In addition to the terms described below, each of the employment agreements also provide for certain payments and benefits upon a termination without “cause,” for “good reason” (each, as defined in the applicable employment agreement) or as a result of the Company’s non-extension of the employment term, which are described under the caption “Potential Payments Upon Termination or Change of Control” below.

Jackson Hsieh

Employment Agreement for President and Chief Executive Officer Position:

Pursuant to his Amended and Restated Employment Agreement dated July 25, 2017 (“2017 EA”), as amended by his 2020 EA (defined below), Mr. Hsieh serves as President and Chief Executive Officer of the Company. The term of his 2017 EA was set to expire (unless earlier terminated) on May 7, 2020 and would automatically renew for additional one-year terms. During the employment term, Mr. Hsieh was entitled to receive a base salary at an annual rate of not less than $875,000, subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Hsieh was eligible to receive an annual cash performance bonus targeted at 175% of his base salary (with a maximum bonus opportunity equal to 350% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2019 were the criteria of the 2019 Bonus Program discussed above. In February 2019, we maintained Mr. Hsieh’s annual base salary at $900,000 and his bonus target and maximum at 175% and 350%, respectively, of his base salary. Additionally, Mr. Hsieh is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company, and the value of his equity awards as of fiscal year end 2019 was targeted at 550% of his base salary.

If Mr. Hsieh voluntarily terminates his employment with the Company without “good reason” prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.

Under his 2017 EA, Mr. Hsieh is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $3.5 million term life insurance policy and up to $2,000 per year for an annual physical examination.

Mr. Hsieh’s 2017 EA contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

On February 27, 2020, the Company and Mr. Hsieh entered into a Second Amended and Restated Employment Agreement (“2020 EA”). Pursuant to the 2020 EA, among other changes, (i) Mr. Hsieh’s base salary for 2020 was reduced to $875,000 (versus $900,000 in 2019), (ii) the target cash bonus opportunity was reduced from 175% to 150% of base salary, (iii) the target total LTIP opportunity was reduced from 550% to 500% of base salary, and (iv) the portion of the annual LTIP equity grant tied to performance was increased from 50% to 60%, and consequently, the amount tied to time-based vesting was reduced from 50% to 40%.

Michael Hughes

Pursuant to his employment agreement, Mr. Hughes serves as Executive Vice President and Chief Financial Officer of the Company effective April 1, 2018. The term of his employment agreement will expire (unless earlier terminated) on April 1, 2021 and will automatically renew for additional one-year terms. During the employment term, Mr. Hughes will receive a base salary at an annual rate of not less than $450,000 which is subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Hughes is eligible to receive an annual discretionary cash performance bonus targeted at 125% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2019 were the criteria of the 2019 Bonus Program discussed above. Mr. Hughes is eligible for annual long-term incentive awards with a target date-of-grant value of 200% of his annual base salary which, as of fiscal year end 2019, were to be granted in two equal portions as time-vesting restricted stock grants, vesting in three equal installments on each anniversary of the grant date and performance shares, vesting in full at the completion of a three-year performance period based on the achievement of applicable performance goals. Additionally, Mr. Hughes is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company, and the value of his equity award is targeted at 200% of his base salary.

Spirit Realty Capital | 2020 Proxy Statement	41

COMPENSATION TABLES

If Mr. Hughes voluntarily terminates his employment with the Company without “good reason” prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.

Under his employment agreement, Mr. Hughes is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1.0 million term life insurance policy and up to $2,000 per year for an annual physical examination. Mr. Hughes’ employment agreement contains customary confidentiality, non-solicitation, non-disparagement and inventions/intellectual property provisions.

On February 27, 2020, the Company and Mr. Hughes entered into an amendment to his employment agreement. Pursuant to this amendment, among other changes, the portion of the annual LTIP equity grant tied to performance was increased from 50% to 60%, and consequently, the amount tied to time-based vesting was reduced from 50% to 40%.

Ken Heimlich

Pursuant to his employment agreement, Mr. Heimlich serves as Executive Vice President, Asset Management for the Company effective April 3, 2018. The term of his employment agreement will expire (unless earlier terminated) on April 3, 2021 and will automatically renew for additional one-year terms. During the employment term, Mr. Heimlich will receive a base salary at an annual rate not less than $377,400. Mr. Heimlich is eligible to receive an annual cash incentive payment under the Company’s annual bonus plan on a target bonus opportunity equal to 125% of Mr. Heimlich’s annual base salary and a maximum bonus opportunity equal to 200% of Mr. Heimlich’s annual base salary upon attainment of one or more pre-established performance goals established by the Board or a committee thereof. Mr. Heimlich is eligible for annual long-term incentive awards of 200% of his annual base salary, which, as of fiscal year end 2019, were to be granted in two equal portions of time-vesting restricted stock grants, vesting in three equal installments on each anniversary of the grant date, and performance shares, vesting in full at the completion of a three-year performance period based on the achievement of applicable performance goals.

If Mr. Heimlich voluntarily terminates his employment with the Company without “good reason” prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.

Under his employment agreement, Mr. Heimlich is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1.0 million term life insurance policy and up to $2,000 per year for an annual physical examination.

On February 27, 2020, the Company and Mr. Heimlich entered into an amendment to his employment agreement. Pursuant to this amendment, among other changes, the portion of the annual LTIP equity grant tied to performance was increased from 50% to 60% and consequently, the amount tied to time-based vesting was reduced from 50% to 40%.

Jay Young

Pursuant to his amended and restated employment agreement entered into on April 3, 2018, Mr. Young serves as Executive Vice President, General Counsel and Corporate Secretary of the Company. The term of his employment agreement will expire (unless earlier terminated) on April 3, 2021 and will automatically renew for additional one-year terms. During the employment term, Mr. Young will receive a base salary at an annual rate not less than $355,000. Mr. Young is eligible to receive an annual cash incentive payment under the Company’s annual bonus plan on a target bonus opportunity equal to 125% of Mr. Young’s annual base salary and a maximum bonus opportunity of 200% of Mr. Young’s annual base salary upon attainment of one or more pre-established performance goals established by the Board or a committee thereof. Mr. Young is eligible for annual long-term incentive awards of 200% of his annual base salary, which, as of fiscal year end 2019, were to be granted in two equal portions as time-vesting restricted stock grants, vesting in three equal installments on each anniversary of the grant date, and performance shares, vesting in full at the completion of a three-year performance period based on the achievement of applicable performance goals.

If Mr. Young voluntarily terminates his employment with the Company without “good reason” prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.

Under his amended and restated employment agreement, Mr. Young is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1.0 million term life insurance policy and up to $2,000 per year for an annual physical examination.

On February 27, 2020, the Company and Mr. Young entered into an amendment to his amended and restated employment agreement. Pursuant to this amendment, among other changes, the portion of the annual LTIP equity grant tied to performance was increased from 50% to 60%, and consequently, the amount tied to time-based vesting was reduced from 50% to 40%.

42	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION TABLES

Outstanding Equity Awards at 2019 Fiscal Year-End: The following table summarizes the number of shares of our common stock and other securities underlying outstanding LTIP equity awards for each Named Executive Officer as of December 31, 2019.

Name	Grant Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Shares Not Vested ($)(2)

Jackson Hsieh	9/7/2016	10,472	515,013	—	—
	3/2/2017	6,759	332,408	—	—
	7/25/2017	33,400	1,642,612	165,105	8,119,864
	1/1/2018	—	—	112,632	5,539,242
	3/1/2018	42,199	2,075,347	175,805	8,646,090
	1/25/2019	64,705	3,182,192	161,762	7,955,455

Michael Hughes	3/29/2018	10,309	506,997	42,947	2,112,133

	1/25/2019	12,117	595,914	30,292	1,489,761

Ken Heimlich	3/1/2018	6,434	316,424	26,807	1,318,368
	1/25/2019	10,162	499,767	25,405	1,249,418

Jay Young	3/2/2017	1,045	51,393	—	—
	3/1/2018	8,322	409,276	34,672	1,705,169
	1/25/2019	9,559	470,112	23,897	1,175,254

(1)	This column shows restricted stock awards that have not yet vested.

(2)

For purposes of this table, the market value of restricted shares and unearned performance shares of our common stock that have not vested is calculated based on the closing trading price of our common stock ($49.18) as reported on the NYSE on December 31, 2019.

(3)

This column shows unearned performance share awards that have not yet vested. Per SEC guidelines, if performance has exceeded threshold, we are required to disclose the next highest performance measure level exceeding the prior year’s performance. Accordingly, we have therefore reported the performance share awards at the maximum award level.

2019 Option Exercises and Stock Vested: We have not granted any stock options to our Named Executive Officers. The following table summarizes vesting of restricted stock and performance share awards applicable to our Named Executive Officers during the year ended December 31, 2019:

Name	Number of Shares Acquired Upon Vesting (#)(1)	Value Realized On Vesting ($)(2)

Jackson Hsieh	131,781	5,900,323

Michael Hughes	5,155	205,014

Ken Heimlich	4,665	196,802

Jay Young	9,986	427,989

(1)	Represents restricted stock and performance shares that vested in 2019.

(2)	Amounts shown are calculated based on the fair market value of our common stock on the applicable vesting date.

Spirit Realty Capital | 2020 Proxy Statement	43

COMPENSATION TABLES

Potential Payments upon Termination or Change of Control:

Employment Agreements: Under the employment agreements in place during 2019 for our Named Executive Officers, if the executive’s employment had been terminated by the Company without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or by reason of the Company’s failure to extend the term of the executive’s employment agreement at the end of the initial three-year employment term or at the end of the one-year extension period(s) thereafter, then in addition to any accrued amounts such executives would be entitled to receive additional severance payments as outlined below.

Mr. Hsieh would be entitled to receive the following:

(1)

a lump-sum payment totaling two times Mr. Hsieh’s annual base salary then in effect (unless termination is within 60 days prior to, on, or within 24 months following a change in control, in which case three times Mr. Hsieh’s annual base salary);

(2)

a lump-sum payment equal to Mr. Hsieh’s earned but unpaid annual bonus for the prior year, plus a pro-rata portion of Mr. Hsieh’s bonus earned in the year of termination, and an amount totaling two times Mr. Hsieh’s target bonus (unless termination is within 60 days prior to, on, or within 24 months following a change in control, in which case three times Mr. Hsieh’s target bonus);

(3)	accelerated vesting of any equity awards; and

(4)	up to 24 months of continued health care premiums for Mr. Hsieh and his eligible dependents

Mr. Hughes would be entitled to receive the following:

(1)	a lump-sum payment totaling two times Mr. Hughes’ annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Hughes’ target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Mr. Hughes’ bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any equity awards, and

(5)	up to 24 months of continued health care premiums for Mr. Hughes and his eligible dependents

Mr. Heimlich would be entitled to receive the following:

(1)	a lump-sum payment totaling two times Mr. Heimlich’s annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Heimlich’s target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Mr. Heimlich’s bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any equity awards, and

(5)	up to 12 months of continued health care premiums for Mr. Heimlich and his eligible dependents.

Mr. Young would be entitled to receive the following:

(1)	a lump-sum payment totaling two times Mr. Young’s annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Young’s target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Mr. Young’s bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any equity awards, and

(5)	up to 12 months of continued health care premiums for Mr. Young and his eligible dependents.

Each executive’s right to receive the severance payments described above is subject to continued compliance with certain restrictive covenants and his delivery of an effective general release of claims in favor of the Company. Furthermore, under the employment agreements in place during 2019, in the event that the executive is terminated by reason of his or her death or disability, the executive would be entitled to receive, in addition to payment of accrued compensation and benefits through the date of termination, an amount equal to any earned but unpaid prior year’s bonus and also an amount equal to the annual bonus for the year in which the termination occurs based on actual results, pro-rated for the portion of the year of termination during which the executive was employed with the Company and accelerated vesting of all equity awards.

44	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION TABLES

Under the employment agreements in place during 2019, if an executive is terminated by the Company without “cause” or voluntarily terminates his or her employment with the Company for “good reason” during the performance period for the performance shares, then 100% of the target performance shares will vest immediately prior to such termination. In addition, upon a change in control of the Company, the performance shares will vest based on the Company’s achievement of the performance goals as of the change in control.

If an executive voluntarily terminates his or her employment with the Company without “good reason” prior to the vesting of any restricted stock or performance shares, the unvested restricted stock and/or performance shares (including any dividend equivalents) will be forfeited in their entirety.

Generally, “good reason” is defined in each of our Named Executive Officer’s employment agreements as the occurrence of any of the following circumstances, without the express written consent of the employee, unless such circumstances are fully corrected in all material respects by the Company within 30 days following written notification by the employee to the Company of the occurrence of such circumstances:

(i)

material diminution in the employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), including without limitation, (A) removal of the employee from their designated role within the Company, (B) the employee no longer reporting directly and exclusively to the CEO (for Messrs. Hughes, Heimlich and Young) or exclusively to the Board (for Mr. Hsieh), or (C) the Company’s common stock ceasing to be publicly traded or, following a Change in Control (as defined in the Plan), the Employee ceases to have their current title of the surviving entity in such transaction (including, without limitation, the ultimate parent of such entity);

(ii)	relocation of the employee’s primary work location by more than 50 miles from its then current location;

(iii)	a material breach by the Company or any of its affiliates of any of their material obligations to the employee; or

(iv)	material diminution in the Employee’s Base Salary, Target Bonus or Target LTIP (as defined in each applicable employment agreement).

Equity Awards: The restricted stock award agreements covering the restricted stock awards granted to each of our Named Executive Officers provide for accelerated vesting of these awards upon a termination by the Company without “cause” or by the employee for “good reason”, or as a result of the Company’s non-extension of the employment term under the executive’s employment agreement.

Summary of Potential Payments: In accordance with SEC rules, the following table summarizes the payments that would be made to certain of our Named Executive Officers upon the occurrence of certain qualifying terminations of employment, assuming such Named Executive Officer’s termination of employment with the Company occurred on December 31, 2019 and, where relevant, that a change of control of the Company occurred on December 31, 2019. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the Named Executive Officer during his employment that are available to all salaried employees, such as accrued vacation.

Spirit Realty Capital | 2020 Proxy Statement	45

COMPENSATION TABLES

Name	Benefit	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (No Change of Control) ($)	Change of Control (No Termination) ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (Change of Control) ($)

Jackson Hsieh	Cash Severance (1)	2,992,500	2,992,500	7,942,500	—	10,417,500
	Accelerated Vesting of Restricted Stock (2)	7,747,571	7,747,571	7,747,571	—	7,747,571
	Accelerated Vesting of Performance Shares (3)	12,104,280	12,104,280	12,104,280	25,799,656	25,799,656
	Dividend Equivalent Rights	1,422,321	1,422,321	1,422,321	2,925,523	2,925,523
	Healthcare coverage	—	—	39,109	—	39,109
	Life Insurance(4)	3,500,000	—	—	—	—
	Disability Insurance (5)	—	598,080	—	—	—
	Total	27,766,672	24,864,752	29,255,781	28,725,179	46,929,359

Michael Hughes	Cash Severance (1)	892,238	892,238	2,398,613	—	2,398,613
	Accelerated Vesting of Restricted Stock (2)	1,102,910	1,102,910	1,102,910	—	1,102,910
	Accelerated Vesting of Performance Shares (3)	1,440,777	1,440,777	1,440,777	3,179,512	3,179,512
	Dividend Equivalent Rights	110,175	110,175	110,175	235,496	235,496
	Healthcare coverage	—	—	39,109	—	39,109
	Life Insurance(4)	1,000,000	—	—	—	—
	Disability Insurance	—	2,520,000	—	—	—
	Total	4,546,100	6,066,100	5,091,584	3,415,008	6,955,640

Ken Heimlich	Cash Severance (1)	748,290	748,290	2,011,637	—	2,011,637
	Accelerated Vesting of Restricted Stock (2)	816,191	816,191	816,191	—	816,191
	Accelerated Vesting of Performance Shares (3)	1,027,124	1,027,124	1,027,124	2,304,132	2,304,132
	Dividend Equivalent Rights	83,954	83,954	83,954	180,610	180,610
	Healthcare Coverage	—	—	15,945	—	15,945
	Life Insurance (4)	1,000,000	—	—	—	—
	Disability Insurance	—	3,840,000	—	—	—
	Total	3,675,559	6,515,559	3,954,851	2,484,742	5,328,515

Jay Young	Cash Severance (1)	703,876	703,876	1,892,239	—	1,892,239
	Accelerated Vesting of Restricted Stock (2)	930,781	930,781	930,781	—	930,781
	Accelerated Vesting of Performance Shares (3)	1,152,189	1,152,189	1,152,189	2,539,434	2,539,434
	Dividend Equivalent Rights	99,624	99,624	99,624	211,197	211,197
	Healthcare Coverage	—	—	12,778	—	12,778
	Life Insurance (4)	1,000,000	—	—	—	—
	Disability Insurance	—	1,080,000	—	—	—
	Total	3,886,470	3,966,470	4,087,611	2,750,631	5,586,429

(1)

Represents cash severance payments provided under the Named Executive Officer’s employment agreement. Amount assumes that the executive has already received any earned prior year’s bonus and that there is no unpaid base salary.

46	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION TABLES

(2)

Represents the aggregate value of the Named Executive Officer’s restricted common stock that would have vested on an accelerated basis, determined by multiplying the number of shares of restricted stock that would have been accelerated by the closing trading price of our common stock on December 31, 2019 ($49.18).

(3)

Represents the aggregate value of the Named Executive Officer’s performance shares that would have vested on an accelerated basis, determined by multiplying the target number of performance shares that would have been accelerated by the closing trading price of our common stock on December 31, 2019 ($49.18). In the event of a change in control of our Company, the number of performance shares that would vest is based on the Company’s achievement of the performance goals as of the change in control (which, for purposes of this table, is presumed to occur on December 31, 2019).

(4)	Amounts represent potential life insurance policy benefits paid out by the insurer under the applicable policy.

(5)

Amounts represent potential disability insurance policy benefits paid out by the insurer under the applicable executive’s standalone long-term disability policy, assuming a maximum monthly payout until the maximum age stated in the respective policy.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board believes that the compensation paid to our non-employee directors should be competitive with public companies in our industry with similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our shareholders. Accordingly, pursuant to the amended Director Compensation Program effective August 16, 2018, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Mr. Hsieh, the only member of the Board employed by us, does not receive compensation for his service as a director.

CASH COMPENSATION

The cash compensation paid to, or earned by, our non-employee directors in 2019 was comprised of the following components:

•	Quarterly Board retainer: Each non-employee director received a retainer of $17,500 for each calendar quarter in which he or she served as a director.

•

Quarterly committee chair retainers: The chairs of the Audit, Compensation and Nominating and Corporate Governance Committees each received a retainer of $6,250, $5,000 and $3,750, respectively, for each calendar quarter of service as the chair of such committee. The Lead Independent Director received a retainer of $7,500 for each calendar quarter of service.

•

Quarterly committee retainers: Each non-employee director serving as a non-chair member of the Audit, Compensation and Nominating and Corporate Governance Committees received a retainer of $2,500, $2,500 and $1,562.50, respectively, for each calendar quarter of service as a member of such committee.

•	Board fees: After the occurrence of eight (8) meetings of the Board, each non-employee director received $1,500 for each Board meeting he or she attended in-person or telephonically.

Each non-employee director had the option to receive all or a portion of the aggregate payments to which such non-employee director was entitled in shares of our common stock. In 2019, no non-employee director chose to receive any portion of their cash compensation in the form of common stock.

EQUITY-BASED COMPENSATION

The equity-based compensation paid to our non-employee directors in 2019 consisted of restricted stock awards granted pursuant to our Director Compensation Program. Each non-employee director who was serving on the Board as of the date of the 2019 Annual Shareholders’ meeting received restricted shares of our common stock with a grant date fair value of $109,974 (calculated according to ASC Topic 718), or 2,636 restricted shares at $41.72 value per share on May 9, 2019. In addition, on May 9, 2019 our Chairman of the Board, Mr. Gilchrist, also received an additional 2,397 restricted shares of our common stock for a total of 5,033 shares, with a total grant date fair value (calculated according to ASC Topic 718) of $209,977.

The Director Compensation Program provides for the grant of restricted stock covering a number of shares having a value equal to $110,000 to each director serving on the Board as of the date of each annual meeting or on the date of the director’s initial election or appointment. In addition, the director who is serving as chairman of the Board as of the date of each annual meeting is granted an additional restricted stock award with a value of $100,000. Accordingly, Mr. Gilchrist received an additional grant equal to $100,000 for his service as chairman of the Board. Restricted stock, which has been granted, will fully vest on the first anniversary of the initial election or appointment. In addition, under the Plan, the total aggregate value of equity-based awards granted to any non-employee director during any calendar year may not exceed $500,000.

Spirit Realty Capital | 2020 Proxy Statement	47

COMPENSATION TABLES

2019 Non-Employee Director Compensation Table: The following table sets forth the compensation awarded or paid to our non-employee directors during 2019. This table excludes Mr. Jackson Hsieh, our President and Chief Executive Officer, who did not receive compensation for his services as a director. All compensation paid to Mr. Hsieh in 2019 is provided in the Summary Compensation Table.

Name	Fees Earned in Cash(1) ($)	Stock Awards(2) ($)	Total ($)

Kevin M. Charlton	97,500	109,974	207,474

Todd A. Dunn	93,750	109,974	203,724

Richard I. Gilchrist	117,500	209,977	327,477

Diana M. Laing	102,500	109,974	212,474

Sheli Z. Rosenberg	89,063	109,974	199,037

Thomas D. Senkbeil	92,188	109,974	202,162

Nicholas P. Shepherd	100,000	109,974	209,974

Elizabeth F. Frank(3)	93,750	219,943	313,693

(1)	Amount reflects (a) annual retainers and, if applicable, committee and committee chair retainers earned in 2019 and (b) Board meeting fees.

(2)

Amounts reflect the grant date fair value of restricted stock awards granted in 2019 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2019.

(3)	Ms. Frank was appointed to the Board in February of 2019.

As of December 31, 2019, each non-employee director held 2,636 shares of (unvested) restricted shares of our common stock, except for Mr. Gilchrist, who held 5,033 restricted shares, and Ms. Frank, who held 5,413 restricted shares.

The Compensation Committee determined to add the supplemental chairman grant due to the extensive duties of the chairman. Richard I. Gilchrist currently serves as Lead Independent Director and Chairman of the Board. As Chairman, Mr. Gilchrist leads the activities of the Board, including:

•	Calling meetings of the Board and independent directors;

•	Setting the agendas and schedules of Board meetings in consultation with the Chief Executive Officer and Secretary;

•	Chairing executive sessions of the independent directors;

•	Conducting annual performance reviews of the Chief Executive Officer;

•	Engaging with shareholders; and

•	Performing such other duties as may be assigned from time to time by the Board.

Chief Executive Officer Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median compensated employee. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.

For 2019, our last completed fiscal year:

•	the annual total compensation of the employee who represents our median compensated employee (other than our Chief Executive Officer) was $87,754; and

•	the annual total compensation of our Chief Executive Officer was $9,719,499

Based on this information, for 2019, our Chief Executive Officer’s annual total compensation was 110.8 times that of the median compensated employee (other than the Chief Executive Officer).

Determining the Median Employee:

Employee Population

We used our employee population data as of December 31, 2019 as the reference date for identifying our median employee. As of such date, our employee population consisted of 85 individuals, all of which were full-time employees.

48	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION TABLES

Methodology for Determining Our Median Employee

To identify the median employee from our employee population, we selected compensation as reported to the IRS on Form W-2 as the most appropriate measure of compensation.

Annual Total Compensation of Median Compensated Employee

With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $87,754.

Annual Total Compensation of Chief Executive Officer

For purposes of determining our pay ratio, we determined Mr. Hsieh’s annual total compensation for 2019 was $9,719,499, which, as required by SEC rules, includes his base salary for 2019 as well as the other compensation granted to and earned by him during 2019 for his services and reflected in the Summary Compensation Table above.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Table: The following table provides information with respect to shares of our common stock that may be issued under our existing equity compensation plan. The following table provides information as of December 31, 2019 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in (a))

Equity compensation plans approved by shareholders(1)	319,731	N/A	2,701,292

Equity compensation plans not approved by shareholders	—	—	—

Total	319,731		2,701,292

(1)

Consists of shares of common stock reserved for future issuance pursuant to our Amended and Restated 2012 Incentive Award Plan, which was initially adopted by our Board in connection with the closing of our IPO in 2012.

(2)

Includes 319,731 outstanding target performance shares that have been granted, but not yet issued, as of December 31, 2019. Grantees of performance shares granted up to fiscal year end 2019 are eligible to vest in up to 250% of the target number of performance shares.

Spirit Realty Capital | 2020 Proxy Statement	49

CORPORATE GOVERNANCE

Spirit is committed to strong corporate governance principles and practices, which we believe serve the long-term interests of our shareholders by promoting effective risk oversight and management accountability.

Highlights of Spirit’s sound governance principles and practices include:

LEADERSHIP and INDEPENDENCE	• Independent Chairperson of the Board • 8 of 9 Directors are independent • Independent Board committees

ACCOUNTABILITY and RESPONSIVENESS	• Annual election of all Directors • Regular shareholder outreach • Rigorous, independent, third-party annual Board evaluations • Committee Chair Rotation

SHAREHOLDER RIGHTS	• No dual class common stock – 1 vote per 1 share • Majority voting standard • 50% threshold to amend Bylaws • Plurality voting standard in contested elections • Opted out of MUTA

EFFECTIVENESS and ALIGNMENT

•  Board Diversity across multiple factors

•  Appropriate Board succession planning

•  Board review of senior management succession planning

•  Minimum stock ownership requirements for Board members and certain executives

•  Anti-hedging and derivative policy

EFFECTIVE CONTROLS	• Disclosure Committee with established controls for timely and accurate disclosures • Regular evaluation of related party transactions • Annual Board evaluation of independence

OUR BOARD OF DIRECTORS

We believe that strong corporate governance starts with having an independent, diverse, engaged, and highly skilled Board.

The Spirit Board meets all of these criteria.

Leadership Structure

Pursuant to our Bylaws, the Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board. At the current time, the Board believes that our existing leadership structure—under which our Lead Independent Director is the Chairman of the Board—effectively allocates authority, responsibility and oversight between management and the independent members of our Board and achieves the optimal governance model for us and for our shareholders.

50	Spirit Realty Capital | 2020 Proxy Statement

CORPORATE GOVERNANCE

The roles of Chairman of the Board and Chief Executive Officer have been separated since May 2017. This leadership structure gives primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while the Chairman of the Board facilitates our Board’s independent oversight of management and promotes communication between management and our Board.

Richard I. Gilchrist serves as Lead Independent Director and Chairman of the Board. As Chairman and Lead Independent Director, Mr. Gilchrist leads the activities of the Board, including:

•	Calling meetings of the Board and independent directors;

•	Setting the agendas and schedules of Board meetings in consultation with the Chief Executive Officer and Secretary;

•	Chairing executive sessions of the independent directors;

•	Conducting annual performance reviews of the Chief Executive Officer;

•	Meeting directly with management and non-management employees of the Company;

•	Engaging with shareholders; and

•	Performing such other duties as may be assigned from time to time by the Board.

Board Diversity

Spirit strongly believes that a diverse board is an effective board. This diversity – across gender, tenure, age, and experience – brings with it a diversity of ideas and perspectives that support the Board’s role in overseeing the Company’s ongoing strategic objectives.

Our current Board composition reflects this commitment to diversity:

Independence

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and an audit committee, compensation committee and nominating and corporate governance committee, each composed solely of independent directors. Under the NYSE listing standards, in addition to other factors, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly, or indirectly as a partner, stockholder or officer of an organization that has a relationship with such company).

Not less than annually, the Board evaluates the independence of each director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between such director, members of his or her family and organizations with which such director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.

Based on its most recent review, the Board has affirmatively determined that, based on the standards set forth in the NYSE rules and our corporate governance documents, each of the following directors has no direct or indirect material relationship with us and qualifies as “independent” under the NYSE listing standards: Kevin M. Charlton, Todd A. Dunn, Richard I. Gilchrist, Diana M. Laing, Sheli Z. Rosenberg, Thomas D. Senkbeil, Nicholas P. Shepherd and Elizabeth F. Frank. Mr. Hsieh is not considered independent under the NYSE listing standards due to his employment as our Chief Executive Officer and President.

Spirit Realty Capital | 2020 Proxy Statement	51

CORPORATE GOVERNANCE

Board Engagement and Attendance

Our Board provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions, and enterprise risk management. Our Board considers and approves significant acquisitions, dispositions, and capital raises, as well as other material transactions, and advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis with the assistance of our senior management team.

In effectuating this guidance and oversight role, our Board held a total of 13 meetings during 2019. Evidencing a strong commitment to the Company, the majority of directors attended 100% of the Board meetings held in 2019, with each Director attending at least 90% of the total meetings of the Board and all committees on which she or he served.

Our independent directors regularly meet in executive sessions, outside the presence of management – generally, at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Lead Independent Director chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating and Corporate Governance Committees also regularly meet in executive session, outside the presence of management, at committee meetings and at other times as necessary or desirable.

We strongly encourage, but do not require, directors to attend our annual meetings of shareholders. We have scheduled the Annual Meeting at a time and date to permit attendance by directors and intend to make every effort to do so for future annual meetings of the shareholders, taking into account the directors’ schedules and the timing requirements of applicable law. For the 2020 Annual Meeting, due to the virtual format, all directors that attend the meeting will do so by live webcast and not in person.

Annual Board Assessment Process

The Board recognizes that a comprehensive and constructive evaluation process is critical to our Board’s ongoing effectiveness and a key component to good corporate governance. While we have conducted a thorough Board evaluation in prior years, in 2019, in appreciation of the importance of this evaluation process and to ensure the integrity and candor of the evaluation process, our Board utilized the services of a third party, independent consultant to conduct our formal annual Board evaluations.

Our robust annual review occurs across multiple levels—assessing our full Board, our committees, and our individual directors comprehensively, with a focus on numerous areas – composition, structure, competencies, processes and policies, and behaviors. The evaluation process is also used to consider Board succession planning and refreshment.

Our review process was also strengthened in 2019 to incorporate peer input on the contributions, qualifications, and performance of our individual directors. We believe that anonymous and candid peer reviews can help ensure that each individual director is held accountable to our shareholders and that the Board’s qualifications and composition remain in line with the goals of the Company.

52	Spirit Realty Capital | 2020 Proxy Statement

CORPORATE GOVERNANCE

In 2019, our robust annual evaluation process worked as follows:

Board Composition and Refreshment

The Nominating and Corporate Governance Committee meets annually, at a minimum, and performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Upon review of the Company’s short- and long-term strategies and goals, the Nominating and Corporate Governance Committee determines the mix of skills and experience to be represented on the recommended slate of nominees for the upcoming year. The Nominating and Corporate Governance Committee also considers diversity as an important factor in determining composition of the Board. In 2018 and 2019, the Board elected Diana Laing and Elizabeth Frank to the Board, respectively, improving the gender mix of our Board members. Following the election of Mses. Laing and Frank to the Board, one third of our Board is female. Additionally, there is significant diversity in the length of service amongst our Board members, with tenures ranging from eleven years to a just over one year. Such diversity illustrates that Spirit values both new perspectives and the deep institutional knowledge of longer-tenured directors.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to possess a collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year.

Stock Ownership Guidelines

The Board adopted stock ownership guidelines for our non-employee directors effective May 28, 2015. The purpose of the stock ownership guidelines is to align the interests of non-employee directors with the long-term interests of shareholders, and further promote our commitment to sound corporate governance. The guidelines require each non-employee director to hold an investment position in our common stock equal in value to five times the annual retainer paid to such non-employee director. Each non-employee director is expected to satisfy the applicable ownership requirement within five years after first becoming subject to the guidelines. Each non-employee director that has served on our Board for five years or more is in compliance with the stock ownership guidelines.

The types of ownership arrangements counted towards the guidelines are: common stock, whether held individually, jointly with a spouse, or shares owned separately by a spouse and/or children that share the same household, and unvested restricted stock awards.

Spirit Realty Capital | 2020 Proxy Statement	53

CORPORATE GOVERNANCE

Board Governance Documents

The Board has adopted a written set of Corporate Governance Guidelines, as well as a Code of Business Conduct and Ethics that applies to the Company’s employees, officers and directors, including our Chief Executive Officer and Chief Financial Officer. To view our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Whistleblower Policy, please visit the Corporate Information section on the Investor Relations page of our website at www.spiritrealty.com. Each of these governing documents is also available, free of charge, in print to any shareholder who sends a written request to such effect to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201.

How to Communicate with Directors

Shareholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to directors@spiritrealty.com. Additionally, shareholders and other parties interested in communicating directly with the Lead Independent Director of the Board or with the independent directors as a group may do so by writing to Lead Independent Director, c/o Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by sending an e-mail to directors@spiritrealty.com. Communications addressed to the Board or individual members of the Board are screened internally for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

BOARD COMMITTEES

Our Board has three primary standing committees that perform certain delegated functions for the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter that is available in the Corporate Information section on the Investor Relations page of our website at www.spiritrealty.com or available, free of charge, upon request directed to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to InvestorRelations@spiritrealty.com.

The Board committees met 16 times in the aggregate during 2019, with a majority of the committee members from the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee attending 100% of the meetings. The table below provides 2019 membership and meeting information for each of our Board committees. In 2019, Ms. Frank joined the Audit and Nominating and Corporate Governance Committees. Also in 2019, Mr. Senkbeil joined the Nominating and Corporate Governance Committee and Ms. Rosenberg left the Nominating and Corporate Governance Committee.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Kevin M. Charlton		Chairperson

Todd A. Dunn	Member		Member

Richard I. Gilchrist		Member

Diana M. Laing	Chairperson

Sheli Z. Rosenberg		Member

Thomas D. Senkbeil	Member		Member

Nicholas P. Shepherd		Member	Chairperson

Elizabeth F. Frank	Member		Member

Total Meetings in 2019	8	5	3

54	Spirit Realty Capital | 2020 Proxy Statement

AUDIT COMMITTEE

The Audit Committee consists of four directors – Ms. Laing (Chairperson), Messrs. Dunn and Senkbeil and Ms. Frank. Members of the Audit Committee and the Chairperson are appointed annually by the Board and may be removed from the Committee by the Board in its discretion at any time. The Board has determined that all members of the Audit Committee are independent and have sufficient accounting and financial experience and ability to enable them to discharge their responsibilities pursuant to NYSE listing standards. Furthermore, the Board has determined that Diana M. Laing is an audit committee financial expert as defined by the SEC.

The Audit Committee assists the Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of our internal control over financial reporting and disclosure controls and procedures. The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with U.S. generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing audits of the Company’s annual consolidated financial statements and internal controls over financial reporting, and for issuing reports and expressing opinions thereon. The Audit Committee is responsible for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm.

The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management. The Audit Committee regularly meets separately in executive session, outside the presence of management, with our independent registered public accounting firm and our internal auditor – generally, at each regularly scheduled meeting and at other times as necessary or desirable. Our Board has adopted procedures for reporting concerns under our Code of Business Conduct and Ethics and other Company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act.

AUDIT COMMITTEE REPORT*

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2019 with the Company’s management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the overall scope of and plan for the audit. The Audit Committee regularly met with Ernst & Young LLP, with and without management present, to discuss the results of its examination and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the United States Securities and Exchange Commission.

AUDIT COMMITTEE

Diana M. Laing, Chair

Todd A. Dunn

Thomas D. Senkbeil

Elizabeth F. Frank

*

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Spirit Realty Capital | 2020 Proxy Statement	55

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee consists of four directors—Messrs. Shepherd (Chairperson), Dunn and Senkbeil and Ms. Frank. Members of the Nominating and Corporate Governance Committee and the Chairperson are appointed annually by the Board and may be removed from the Committee by the Board at any time in its discretion. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent pursuant to NYSE listing standards.

The Nominating and Corporate Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board, such as: identifying individuals qualified for election and re-election as Board members and recommending to the Board director nominees for election by the shareholders or appointment by the Board, as the case may be; making recommendations to the Board regarding committee structure and composition; overseeing evaluation of the Board and Board committees; assisting the Lead Independent Director with the annual review of the Chief Executive Officer; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; reviewing and approving or ratifying any transaction between the Company and a related person which is required to be disclosed under the rules of the SEC; and generally advising the Board on corporate governance and related matters. The Nominating and Corporate Governance Committee regularly meets separately in executive session, outside the presence of management – generally at each regularly scheduled meeting and at other times as necessary or desirable.

PROCESS FOR CONSIDERING DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee meets annually, at a minimum, to evaluate the Board and Committee self-assessments, as well as the performance of each current director. The Nominating and Corporate Governance Committee considers the results of such assessments and evaluations, as well as the collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year, when determining whether to recommend the nomination of each director for an additional term.

We did not receive any shareholder recommendations for director candidates for election at the 2019 Annual Meeting in compliance with the procedures set forth below. However, if we do receive shareholder recommendations for director election, the Nominating and Corporate Governance Committee’s current process is to review and consider any candidate who has been recommended by shareholders in compliance with the procedures established from time to time by the committee.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board, such candidates as the Nominating and Corporate Governance Committee, in its judgment, has found to be well qualified and willing and available to serve. At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee shall recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified, willing and available to serve, and possessing the skills and experience desirable to complement the other Board members to effectively oversee the interests of the Company and its shareholders. In determining whether a prospective member is qualified to serve and appropriate for Board membership, the Nominating and Corporate Governance Committee will consider the information listed under “Nominees’ Skills, Experience and Qualifications.”

All shareholder recommendations for director candidates to be considered at the annual meeting of shareholders in 2021 must be submitted on or before December 25, 2020 to Investor Relations, Attention: Secretary, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, who will forward all recommendations to the Nominating and Corporate Governance Committee, and must include the following information: (a) the name and address of record of the shareholder; (b) representation that the shareholder is a record holder of our common stock or, if not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934; (c) name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (d) description of the qualifications and background of the proposed director candidate which addresses the items under “Nominees’ Skills, Experience and Qualifications,” as well as any minimum qualifications and other criteria for Board membership as may be approved by the Board from time to time; (e) description of all arrangements or understandings between the shareholder and the proposed director candidate; (f) consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of shareholders and (2) to serve as a director if elected at such annual meeting; and (g) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

56	Spirit Realty Capital | 2020 Proxy Statement

COMPENSATION COMMITTEE

The Compensation Committee consists of four directors – Messrs. Charlton (Chairperson), Gilchrist and Shepherd, and Ms. Rosenberg. Members of the Compensation Committee and the Chairperson are appointed annually by the Board and may be removed from the Compensation Committee by the Board at any time in its discretion. The Board has determined that all members of the Compensation Committee are independent pursuant to NYSE listing standards and qualify as “outside” directors under Section 162(m) of Code, and as “non-employee” directors under Rule 16b-3 of the Exchange Act.

The purpose of the Compensation Committee is to carry out the Board’s responsibilities related to compensation plans, policies and programs for the Company’s senior managers and non-employee directors, as well as any compensation program that delivers Company equity to participants as further described in the Compensation Committee charter. The Compensation Committee meets during the first quarter of each year to review the achievement of pre-established performance metrics for the prior year, to determine the appropriate annual and long-term incentive awards for our senior executive officers based on that prior-year performance and to approve grants of equity awards to our executive officers and, upon management’s recommendation, other employees. Furthermore, the Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our Named Executive Officers other than our Chief Executive Officer. The Compensation Committee also reviews the performance of, and makes recommendations to the Board, regarding the compensation of our Chief Executive Officer. Final decisions regarding compensation for our Chief Executive Officer are made by the independent members of the Board, taking into consideration the Compensation Committee’s recommendations.

For 2019, the Compensation Committee elected to replace its former compensation consultant and to retain the services of FPL to assist the Compensation Committee in the review and evaluation of our executive compensation program to ensure its continued close alignment with our compensation philosophy and business strategy. FPL also provided assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program. The Committee reviewed FPL’s independence under Rule 10C-1 of the Exchange Act and NYSE listing standards and determined that there is no conflict of interest resulting from retaining FPL.

Our senior management team provides support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial Company information and relevant data concerning our peer competitors as a supplement to the comparative market data prepared by the independent compensation consultant, and making recommendations with respect to performance metrics and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting the other members of our senior management team. However, our Chief Executive Officer plays no role in setting his own compensation. The Compensation Committee regularly meets separately in executive session, outside the presence of management – generally, at each regularly scheduled meeting and at other times as necessary or desirable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2019, Messrs. Charlton, Gilchrist and Shepherd and Ms. Rosenberg served on the Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our Named Executive Officers serves on the board of directors.

Spirit Realty Capital | 2020 Proxy Statement	57

ADDITIONAL CORPORATE GOVERNANCE MATTERS

TRANSACTIONS WITH RELATED PERSONS

Our Board has a written policy requiring that any transaction between us and any of our officers, directors or their affiliates be approved by the Nominating and Corporate Governance Committee or the disinterested members of the Board. Our Code of Business Conduct and Ethics requires our officers and directors to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Chairperson of the Nominating and Corporate Governance Committee and the Lead Independent Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Nominating and Corporate Governance Committee or the disinterested members of the Board.

RISK MANAGEMENT

While management has primary responsibility for identifying and managing our exposure to risk, our Board plays an active role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and indirectly through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments.

The Board also has an evaluation and approval role as to certain significant real estate acquisitions meeting thresholds defined in our Board Investment Approval Policy. In 2019, the Board formed an Investment Committee of the Board, consisting solely of independent members. The Board Investment Committee is responsible for assisting the Board in discharging its responsibilities as to the review and approval of certain real estate acquisitions. The members of the Board Investment Committee are appointed by the Board and may be removed by the Board at any time, with or without cause. In 2020, the Board appointed Richard Gilchrist, Kevin Charlton, and Diana Laing to serve as members of the Board Investment Committee.

At Board and committee meetings, directors receive information and presentations from management and third-party experts regarding specific areas of risk identified in the process, from which they engage in further analyses and dialogue. This process enables the Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of potential impact, and ensures that our enterprise risks are well understood, mitigated (to the extent reasonable), and consistent with the Board’s view of our risk profile and tolerance.

PUBLIC POLICY MATTERS

We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and conduct themselves, and our business, in a way that protects our reputation for fairness and honesty. Consistent with these principles and our Code of Business Conduct and Ethics, we have established the policies and practices described below with respect to political contributions and other public policy matters.

PUBLIC POLICY ADVOCACY

We do not have a political action committee, however, we may advocate a position, express a view, or take other appropriate action with respect to legislative or political matters affecting the Company and our interests. We may also ask our employees to make personal contact with governmental officials or write letters to present our position on specific issues. Any such advocacy must receive prior approval by the Chief Executive Officer and is done in compliance with applicable laws and regulations and subject to the review of the Nominating and Corporate Governance Committee.

INDIVIDUAL POLITICAL ACTIVITY

We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in, the campaigns of the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities including: making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, and on their own time and expense. Directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing Spirit in such activities.

58	Spirit Realty Capital | 2020 Proxy Statement

RELATED PARTY TRANSACTIONS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have entered into indemnification agreements with each of our directors and Named Executive Officers.

DIRECTOR INDEPENDENCE

A majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE.

The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between the Company, including its subsidiaries or affiliates, and each member of the Board (and each director’s immediate family members).

Based on its review, the Board determined Messrs. Charlton, Dunn, Gilchrist, Senkbeil, Shepherd and Mses. Rosenberg, Laing and Frank do not currently have any material relationship with Spirit other than as a director and each is “independent” within the foregoing independence standards.

The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of the Company or any of the Company’s subsidiaries.

Other Related Party Matters

Cost Sharing Arrangements

In conjunction with the Spin-Off, the Company and SMTA entered into certain agreements, including the Separation and Distribution Agreement, Tax Matters Agreement, Registration Rights Agreement and Insurance Sharing Agreement. These agreements provide a framework for the relationship between the Company and SMTA after the Spin-Off, by which Spirit may incur certain expenses on behalf of SMTA that must be reimbursed in a timely manner. As part of the Separation and Distribution Agreement, Spirit contributed $3.0 million of cash to SMTA at the time of the Spin-Off. Additionally, in relation to rental payments received by SMTA subsequent to the Spin-Off that relate to rents prior to the Spin-Off, SMTA was required to reimburse $2.0 million to Spirit within 60 days of the Spin-Off. The full $2.0 million was reimbursed to Spirit during the year ended December 31, 2018.

These agreements, except for the Tax Matters Agreement, were terminated in conjunction with the termination of the Asset Management Agreement. In conjunction with these arrangements, the Company did not have material accrued receivable and payable balances as of December 31, 2019. As of December 31, 2018, the Company had $0.1 million accrued receivable balances and accrued payable balances of $1.8 million in connection with these arrangements.

Asset Management Agreement and Interim Management Agreement

In conjunction with the Spin-Off, the Company entered into the Asset Management Agreement pursuant to which the Operating Partnership will provide various services subject to the supervision of the SMTA’s Board of Trustees, including, but not limited to: (i) performing all of SMTA’s day-to-day functions, (ii) sourcing, analyzing and executing on investments and dispositions, (iii) determining investment criteria, (iv) performing investment and liability management duties, including financing and hedging, and (v) performing financial and accounting management.

On June 2, 2019, concurrently with SMTA’s entry into an agreement to sell Master Trust 2014, the Company entered into a termination agreement of the Asset Management Agreement, which became effective on September 20, 2019. Pursuant to the termination agreement, SMTA paid the Company a termination fee of $48.2 million and the Company waived its right to receive any promote as otherwise provided for under the Asset Management Agreement. On June 2, 2019, the Company and SMTA also entered into an Interim Management Agreement, which became effective September 20, 2019, and which provides that the Company is entitled to an annual management fee of $1.0 million for the initial one-year term thereof and $4 million per annum for any renewal term, in each case plus certain cost reimbursements. The Interim Management Agreement is terminable at any time by SMTA and may be terminated at any time after September 20, 2020 by the Company, in each case without payment of a termination fee. Asset management fees of $14.7 million were earned during the year ended December 31, 2019, compared to $11.7 million during the year ended December 31, 2018, and are included in related party fee income in the

Spirit Realty Capital | 2020 Proxy Statement	59

RELATED PARTY TRANSACTIONS

consolidated statements of operations. Also, under the terms of the Asset Management Agreement, the Company recognized related party fee income of $0.9 million, which was fully offset by general and administrative expense, for other compensation awarded by SMTA to an employee of Spirit for the year ended December 31, 2019. As of December 31, 2019, the Company had accrued receivable balances of $0.1 million related to the Interim Management Agreement, compared to accrued receivable balances of $1.7 million as of December 31, 2018, related to the Asset Management Agreement.

Property Management and Servicing Agreement

Prior to September 20, 2019, the Operating Partnership provided property management services and special services for Master Trust 2014. The property management fees accrued daily at 0.25% per annum of the collateral value of the Master Trust 2014 collateral pool less any specially serviced assets, and the special servicing fees accrued daily at 0.75% per annum of the collateral value of any assets deemed to be specially serviced per the terms of the Property Management and Servicing Agreement. Property management fees of $4.2 million and special servicing fees of $1.2 million were earned for the year ended December 31, 2019. Property management fees of $3.7 million and special services fees of $0.5 million were earned for the year ended December 31, 2018. These fees are included in related party fee income in the consolidated statements of operations. As of December 31, 2018, the Company had an accrued receivable balance of $0.5 million related to the Property Management and Servicing Agreement. In conjunction with SMTA’s sale of Master Trust 2014 on September 20, 2019, the notes were retired, the Company’s accrued receivable balance was paid in full and the Property Management and Servicing Agreement was terminated.

Related Party Loans Payable

Prior to September 20, 2019, wholly-owned subsidiaries of the Company were the borrower on four mortgage loans payable to SMTA and secured by six single-tenant commercial properties owned by the Company. These mortgage notes had an outstanding principal balance of $27.9 million at December 31, 2018, which was included in mortgages and notes payable, net on the consolidated balance sheet. The notes incurred interest expense of $0.2 million for both the years ended December 31, 2019 and 2018, which is included in interest expense in the consolidated statements of operations. In conjunction with SMTA’s sale of Master Trust 2014 on September 20, 2019, the Company repaid the related party loans in full.

Related Party Notes Receivable

In conjunction with the Master Trust 2014 Series 2017-1 notes issuance completed in December 2017, the Operating Partnership, as sponsor of the issuance, retained a 5.0% economic interest in the Master Trust 2014 Series 2017-1 notes as required by the risk retention rules issued under 17 CFR Part 246. The principal amount receivable under the notes was $33.5 million at December 31, 2018 and is reflected as investment in Master Trust 2014 on the consolidated balance sheet. The notes generated interest income of $1.1 million and $0.9 million for the years ended December 31, 2019 and 2018, respectively, which is included in interest income on loans receivable in the consolidated statements of operations. In conjunction with SMTA’s sale of Master Trust 2014 on September 20, 2019, the Master Trust 2014 notes were redeemed, resulting in the Company receiving the full outstanding principal balance of $33.5 million, plus an early repayment premium of $0.9 million.

Investments in SMTA

In conjunction with the Spin-Off, SMTA issued to the Operating Partnership and one of its affiliates, both wholly-owned subsidiaries of Spirit, a total of 6.0 million shares of Series A preferred stock with an aggregate liquidation preference of $150.0 million (the “SMTA Preferred Stock”). The SMTA Preferred Stock paid cash dividends at the rate of 10.0% per annum on the liquidation preference of $25.00 per share (equivalent to $0.625 per share on a quarterly basis and $2.50 per share on an annual basis). Spirit recognized $10.8 million and $8.8 million in dividends during the years ended December 31, 2019 and 2018, respectively, that are reflected as preferred dividend income from SMTA in the consolidated statements of operations. Preferred dividend income is recognized when dividends are declared. As of December 31, 2018, the Company had an accrued receivable balance of $3.8 million related to the preferred dividends and a carry value of $150.0 million, which is reflected in the consolidated balance sheet and accounted for at cost, less impairments, if any. On September 20, 2019, in conjunction with SMTA’s sale of Master Trust 2014, the SMTA Preferred Stock was repurchased by SMTA and all accrued but unpaid dividends were collected.

60	Spirit Realty Capital | 2020 Proxy Statement

RELATED PARTY TRANSACTIONS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock for (1) each person who is a beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors, director nominees and executive officers, and (3) all of our directors, director nominees and executive officers as a group, each as of April 1, 2020, unless otherwise indicated in the table below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 3, 2020 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares (1)

Greater than 5% Shareholders

The Vanguard Group (2)	15,405,336	15.0%

BlackRock, Inc. (3)	13,366,537	13.0%

Cohen & Steers, Inc. and affiliates (4)	9,281,852	9.0%

FMR LLC (5)	5,699,718	5.6%

Directors, Director Nominees and Executive Officers (6)

Jackson Hsieh (7)	258,143	*

Michael Hughes (8)	35,707	*

Ken Heimlich	25,728	*

Jay Young	25,246	*

Kevin M. Charlton	16,485	*

Sheli Z. Rosenberg	15,540	*

Nicholas P. Shepherd	16,112	*

Richard I. Gilchrist	23,019	*

Diana M. Laing	5,273	*

Todd A. Dunn	17,596	*

Thomas D. Senkbeil	18,094	*

Elizabeth Frank	5,413	*

All Directors, Director Nominees and Executive Officers as a Group (12 persons)	462,356	*

*	Represents less than 1.0%.

(1)	Percentages are based on 102,580,317 shares of our common stock outstanding as of March 3, 2020.

(2)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 11, 2020, The Vanguard Group (“Vanguard”) has sole power to vote or direct the vote of 154,239 shares of our common stock, and sole power to dispose or direct the disposition of 15,251,099 shares of our common stock, respectively; and has shared power to vote or direct the vote of 115,933 shares of our common stock, and shared power to dispose or direct the disposition of 154,237, respectively. As of February 11, 2020, Vanguard was the aggregate beneficial owner of 15,405,336 shares of the common stock of the Company which represents 15.0% of our outstanding shares of common stock as of March 3, 2020. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

Spirit Realty Capital | 2020 Proxy Statement	61

RELATED PARTY TRANSACTIONS

(3)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 4, 2020 BlackRock, Inc. (“BlackRock”) has sole power to vote or direct the vote of 12,792,763, and sole power to dispose or direct the disposition of 13,366,537 shares of our common stock, respectively. As of February 4, 2020, BlackRock was the beneficial owner of 13,366,537 shares of the common stock of the Company which represents 13.0% of our outstanding shares of common stock as of March 3, 2020. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 14, 2020, this represents the number of shares of common stock beneficially owned by Cohen Steers, Inc. (“Cohen & Steers”) either directly or through its affiliates. Cohen & Steers has sole power to vote or direct the vote of 8,600,793 shares of our common stock, and sole power to dispose or direct the disposition of 9,281,852 shares of our common stock, respectively. As of February 14, 2020, Cohen & Steers was the beneficial owner of 9,281,852 shares of the common stock of the Company. The number of shares beneficially owned by Cohen & Steers in the Schedule 13G/A also includes 9,274,122 reported as beneficially owned by Cohen & Steers Capital Management, Inc. (“Cohen & Steers Capital”) which represents 9.0% of our outstanding shares of common stock as of March 3, 2020. Cohen & Steers Capital has sole power to vote or direct the vote of 8,600,793 shares of our common stock, and sole power to dispose or direct the disposition of 9,274,122 shares of our common stock, respectively. The number of shares beneficially owned by Cohen & Steers in the Schedule 13G/A also includes 7,730 reported as beneficially owned by Cohen & Steers UK Ltd (“Cohen & Steers UK”) which represents .007% of our outstanding shares of common stock as of March 3, 2020. Cohen & Steers UK has sole power to vote or direct the vote of 0 shares of our common stock, and sole power to dispose or direct the disposition of 7,730 shares of our common stock, respectively. The principal address for Cohen & Steers and Cohen & Steers Capital is 280 Park Avenue, 10th Floor, New York, NY 10017. The principal address for Cohen & Steers UK is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH.

(5)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 7, 2020, FMR LLC has sole power to vote or direct the vote of 2,764,251 shares of our common stock, and sole power to dispose or direct the disposition of 5,699,718 shares of our common stock, respectively. As of February 7, 2020, FMR LLC, was the beneficial owner of 5,699,718 shares of the common stock of the Company which represents 5.6% of our outstanding shares of common stock as of March 3, 2020. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)

Number includes shares of time-vested restricted stock over which grantees generally have all rights other than transferability and which remain subject to forfeiture under the award agreements pursuant to which they were made. As of March 3, 2020, Messrs. Hsieh, Hughes, Heimlich and Young had unvested restricted shares of 145,685, 26,349, 16,669, and 16,815 respectively, excluding shares potentially awardable under performance share awards made to Messrs. Hsieh, Hughes, Heimlich, and Young. Included in Mr. Hsieh’s number are 33,400 shares of restricted stock units that will vest within 60 days of March 3, 2020 (without reduction for any shares that may be withheld at the time of vesting to satisfy tax withholding requirements). Included in Mr. Hughes number are 5,155 shares of restricted stock units that will vest within 60 days of March 3, 2020 (without reduction for any shares that may be withheld at the time of vesting to satisfy tax withholding requirements).

(7)	Number includes 12,500 shares of common stock that Mr. Hsieh has an indirect interest in through his spouse.

(8)	Number includes 240 shares of common stock that Mr. Hughes has an indirect interest in through his spouse, son and daughter (collectively), and 120 shares of common stock held in Mr. Hughes IRA.

62	Spirit Realty Capital | 2020 Proxy Statement

HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

At Spirit, we believe that doing the right thing for our employees, community, and environment leads to better results for our stakeholders and company as a whole. With the full support and oversight of our Board, we have implemented sound social, human capital management, and environmental practices and policies throughout the operation of our business, thereby demonstrating our solid commitment to be responsible and conscientious in everything that we do as we strive to both drive long-term stakeholder value and make the communities in which we operate a better place to live and work. We have documented our commitment to social, human capital management, and environmental matters in our Social Responsibility and Environmental Sustainability Policy and our Code of Business Conduct and ethics, each of which can be accessed on the Investor Relations page of our website at www.spiritrealty.com.

THE SPIRIT PILLARS TO SOUND HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY:

Spirit Realty Capital | 2020 Proxy Statement	63

HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

HUMAN CAPITAL MANAGEMENT

At Spirit, we are “All One Team” – our growth and success depend on teamwork and the individual contribution of each and every person we employ. We are committed to attracting the best and brightest talent in the industry and retaining them through a culture of collaboration and mutual respect. To that end, we strive to ensure the well-being and development of our talented team, and we do so by focusing on multiple factors that we believe are critical to the success of our employees:

Diversity and Inclusion – A diverse and inclusive workforce, and a culture that respects and appreciates diversity of experience, idea and opinion, is critical to our success. In line with Company policy, we promote diversity and inclusion in many ways:

•	Equal employment opportunity for all individuals

•	Work environment free from discrimination and harassment

•	Women’s Leadership Council, formed by and for senior women leaders within the company to promote and foster the career development of our female talent

•	Diversity Taskforce

•	Mandatory diversity and inclusion training for all employees, at all levels

64	Spirit Realty Capital | 2020 Proxy Statement

HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

Our employee population is incredibly diverse: Approximately half of our employees are female, 29% are from racial or ethnic minority groups, and we have well-rounded age diversity.

Competitive Compensation and Benefits – Spirit is committed to awarding our employees compensation and benefits that are in line with those of our peers and competitors, including:

•	Fair and competitive living wages

•	Medical, dental, and vision insurance

•	Maternity and parental leave

•	Flexible work arrangements

•	Short and long-term disability

•	401(k) savings plan and company matching

•	Flexible Spending Accounts

•	Life and AD&D insurance

•	Employee Discount Programs

Mental and Physical Well-Being – The physical and mental well-being of our employees is an important piece of our business and overall success. Spirit supports its employees’ health and wellness by implementing the following:

•	Annual health and wellness challenges

•	Wellness screenings

•	In-office meditation programming

•	Physical work environment designed for health and wellbeing (sit-stand desks, ergonomic chairs, healthy snack options, maximized natural light at all workspaces, creative and collaborative workspaces)

Spirit Realty Capital | 2020 Proxy Statement	65

HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

Social Engagement – Spirit has a passion for creating a social, collaborative and engaged workforce. We firmly believe that regular social and team building events for our employees encourage socialization, collaboration, and relationship building among our Spirit family – all things that are vital for employee engagement. Our passion for a social and engaged workforce is evident through the following:

•	Our “Spirit One” committee is comprised of employees across all levels and departments who come together, collaborate, and create exciting programming for the entire Spirit team

•	Annual company-wide social events, such as the crawfish boil, Halloween costume contest, and holiday season party

•	Department specific team building events throughout the year

Recognition – Recognition of our employees’ accomplishments and hard work is a key component to our talent engagement strategy. We actively promote recognition of our employees formally and informally, including by presenting a “game ball” to one employee, or group of employees, at each monthly “Town Hall” meeting to recognize that employee or group of employees for work done on a particular project or transaction

Development and Training – At Spirit we strive to offer various resources and training to our employees to better position them for success, such as:

•	Individual and group coaching across multiple organizational levels

•	All organizational levels have direct access to the executive leadership team

•	Tuition Reimbursement

•	Lunch & Learn presentations on various business and legal topics

•	“Lunch with the CEO” where our CEO meets with a small group of employees for open dialogue on a wide array of issues

•	Monthly “Town Hall” meetings with the entire company led by our CEO to discuss the current status of the company

•	Direct interactions between our Board of Directors and our employees at least annually

COMMUNITY OUTREACH

Spirit is committed to being a good corporate citizen by supporting charitable organizations and by encouraging our employees to personally participate in volunteer activities. To that end, we created an employee driven committee, the Spirit One Committee, that engages not only in social planning, but is also dedicated in part to planning and organizing civic involvement for our employees with non-profit organizations and corporate donations.

Spirit is also committed to supporting and encouraging its employees’ contributions to charitable organizations outside of company organized service projects. To assist our employees with charitable giving and augment the impact of their charitable dollars, Spirit has instituted an Employee Gift Matching Program. Under the Employee Gift Matching Program, Spirit will match, up to a certain dollar amount per employee, charitable contributions made by our employees to eligible organizations.

66	Spirit Realty Capital | 2020 Proxy Statement

HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

Throughout 2019, Spirit was a community partner in many ways:

ENVIRONMENTAL SUSTAINABILITY

With fewer than 100 employees managing a portfolio of properties where the day to day operations are managed by tenants, our environmental footprint is smaller than REITs that operate their properties, but sustainability is still embedded in our culture.

Spirit recognizes that the ownership of commercial real estate can have a significant impact on the environment. As a result, Spirit is committed to implementing environmentally sustainable practices at our headquarters and considering environmental factors and risks in our investment decisions.

Activities at our Headquarters – Our commitment to sustainability and reducing our environmental footprint is largely demonstrated by how we manage our day-to-day activities in our corporate headquarters, including our:

•	Active recycling of materials such as aluminum, paper and plastic and use of recycled paper where possible;

•	Use of an automatic lighting control system;

•	Use of ENERGY STAR certified computers, monitors, copiers, conference room displays and printers;

•	Encouraging a paperless environment;

•	Use of “green” cleaning products;

•	Use of low VOC paint;

•	Water conservation by use of water machines to encourage employees to use reusable water bottles; and

•	Use of compostable cups.

In addition to the above, we are constantly on the lookout for new and better ways to reduce our environmental footprint. In 2019, Spirit established our “Think Green” committee. “Think Green” is a subcommittee of the Spirit One Committee that is focused on making environmentally smart choices for Spirit. The Think Green Committee is tasked with researching and implementing various methods of reducing our environmental impact as a company. The Think Green Committee is also in charge of choosing at least one community service project or nonprofit organization to donate to per year that has an environmental focus.

Spirit Realty Capital | 2020 Proxy Statement	67

HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

In 2019 alone, the environmental initiatives at our headquarters have made a real impact. Together, we:

Recycled 2,559 lbs of plastic, aluminum, glass and cardboard	Reduced carbon footprint by 5,461 lbs of carbon dioxide emission	Saved 28.34 trees by recycling paper

Activities Within Our Portfolio –

Pre-Acquisition Diligence: Our commitment to sustainability begins before we acquire a property. In evaluating new investments, we obtain an environmental site assessment of the property (Phase I) as part of our analysis to understand the environmental condition of the property, including whether there is indication of any release of hazardous substances, chemical or waste storage, or other environmental concerns or risks, and to determine whether the property and the operations thereon meet certain environmental standards.

Addressing Environmental Conditions at our Properties: As a net-lease real estate investment trust, we invest in single tenant real estate with net-leases. Under this business structure each tenant is generally responsible for maintaining the buildings, including controlling their energy usage and the implementation of environmentally sustainable practices at each location. Spirit manages and mitigates the environmental risk that may be associated with our net-lease properties by:

•

Including comprehensive environmental provisions in our leases which require the tenant to comply with applicable environmental laws and remediate or take other corrective action should any environmental issues arise;

•

Maintaining comprehensive pollution insurance coverage for all of our properties, thus ensuring that should an unforeseen environmental issue occur, there are financial resources available to ensure safe and timely remediation;

•

Preparing for natural disaster by carrying “All-Risk” property and rental value insurance to include fire, wind/hail, earthquake, flood and other extended coverage for our properties that we believe are appropriate and adequate given the relative risk of loss, insurance provided by our tenants and the industry best practices;

•	If applicable, requiring the seller to remediate environmental issues in compliance with applicable laws prior to acquiring the property; or

•	Appropriately underwriting the financial health and responsibility record of our tenants that are engaged in potentially environmentally sensitive operations.

68	Spirit Realty Capital | 2020 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Proposal 1 Election of Directors

The following table provides a summary of our nine director-nominees, each of whom currently serves on our Board. Directors are elected annually by a majority of votes cast in uncontested elections.

The Board recommends that you vote “FOR” each of the named director-nominees.

Name	Age	Served Since	Independence	Current Committees

Jackson Hsieh	59	2017	Employed by Spirit Realty Capital, Inc.

Kevin M. Charlton	54	2009	Independent	Compensation (Chairperson)

Todd A. Dunn	56	2012	Independent	Audit; Nominating & Corporate Governance

Elizabeth F. Frank	50	2019	Independent	Audit; Nominating & Corporate Governance

Richard I. Gilchrist	74	2012	Independent	Chairman of the Board; Lead Independent Director; Compensation

Diana M. Laing	65	2018	Independent	Audit (Chairperson)

Sheli Z. Rosenberg	78	2013	Independent	Compensation

Thomas D. Senkbeil	70	2013	Independent	Audit; Nominating & Corporate Governance

Nicholas P. Shepherd	61	2012	Independent	Nominating & Corporate Governance (Chairperson); Compensation

Pursuant to our Bylaws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director-nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director-nominee and, therefore, will have no effect.

If an incumbent director does not receive a majority of the votes cast, that director must promptly tender his or her resignation as a director. The Nominating and Corporate Governance Committee will promptly consider any such resignation and will make a recommendation to the full Board as to whether to accept or reject the resignation or take other action. A director whose resignation is being considered may not participate in the deliberations or vote concerning the resignation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation. Within 90 days after the date on which certification of the stockholder vote on the election of directors is made, the Board of Directors will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation in a press release, a periodic or current report filed with the SEC or by other public announcement.

We do not have a staggered Board. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of shareholders and until his or her successor is duly elected and qualifies, or until his or her earlier death, resignation or removal. Each nominee has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

Nominees’ Skills, Experience and Qualifications

The Nominating and Corporate Governance Committee meets annually, at a minimum, and performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Upon review of the Company’s short- and long-term strategies and goals, the Nominating and Corporate Governance Committee determines the mix of skills and experience to be represented on the recommended slate of nominees for the upcoming year.

Spirit Realty Capital | 2020 Proxy Statement	69

PROPOSALS REQUIRING YOUR VOTE

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to possess a collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year.

Certain of these skills and qualifications are set forth in the matrix below, demonstrating the Nominating and Governance Committee’s assessment of the nominees’ possession of these attributes.

NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Hsieh, Jackson	Charlton, Kevin M.	Dunn, Todd A.	Frank, Elizabeth F.	Gilchrist, Richard I.	Laing, Diana M.	Rosenberg, Sheli Z.	Senkbeil, Thomas D.	Shepherd, Nicholas P.

INDEPENDENCE: Pursuant to NYSE standards

FINANCIAL EXPERT: Pursuant to SEC rules and NYSE standards

FINANCIALLY LITERATE: Able to read and evaluate financial statements and ask critical questions

SUCCESSFUL OPERATING EXECUTIVE EXPERIENCE: General business acumen and leadership

GROWTH COMPANY EXPERIENCE: Knowledge and experience in driving growth and how it is achieved

REAL ESTATE EXPERIENCE: Real estate experience and knowledge in the retail and/or service sectors

REIT EXPERIENCE: Expertise in the processes and systems that drive successful outcomes in a REIT business model

M & A EXPERIENCE: Success in effectively integrating mergers and acquisitions that are strategic to a business

CAPITAL MARKETS KNOWLEDGE: Understands how capital markets work, their structures, how business is capitalized and how best to participate and raise money

EXTERNAL RISK OVERSIGHT:

Experience in assessing various types of external risk and ensuring an effective risk management strategy (which may include experience with cybersecurity threats, insurance products, and/or market condition risks)

INTERNAL RISK OVERSIGHT: Experience mitigating investment, people and other internal risks

HUMAN CAPITAL MANAGEMENT: Experience in successful succession planning and evaluating and measuring effective team performance and culture

LEGAL/REGULATORY: Experience in compliance oversight, use of outside counsel and leveraging other legal resources

70	Spirit Realty Capital | 2020 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Hsieh, Jackson	Charlton, Kevin M.	Dunn, Todd A.	Frank, Elizabeth F.	Gilchrist, Richard I.	Laing, Diana M.	Rosenberg, Sheli Z.	Senkbeil, Thomas D.	Shepherd, Nicholas P.

PUBLIC COMPANY: Experience as executive or board member with a public company

TECHNOLOGY: Experience with technology disruption and/or leveraging technology to optimize asset management

EXPERIENCE WITH IMPACTS ON COMPANIES WITH MAJOR CHANGE: Experience working with companies undergoing strategic shifts

LONG TERM STAKEHOLDER VALUE:

Understanding of the societal, environmental, and/or corporate governance factors that drive and sustain long term value for all of our stakeholders (employees, shareholders, tenants, and community)

Spirit Realty Capital | 2020 Proxy Statement	71

PROPOSALS REQUIRING YOUR VOTE

Below is certain biographical and other information concerning the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the Record Date. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that such nominee should serve as a director. In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.

Jackson Hsieh
Age: 59 / Director since 2017

Business Experience: Mr. Hsieh joined Spirit as President and

Chief Operating Officer on September 7, 2016 and was appointed

Chief Executive Officer and President on May 8, 2017. Mr. Hsieh

previously worked for Morgan Stanley (NYSE: MS), where he served as

Skills and Qualifications: • Experience as a successful operating executive • Extensive expertise in the real estate investment industry • Knowledge of public real estate investment trusts

Managing Director and a Vice Chairman of Investment Banking, primarily focusing on the firm’s real estate clients. Prior to this, Mr. Hsieh was Vice Chairman and Sole/Co-Global Head of UBS’s Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions.

Current Public Company Directorships: Mr. Hsieh currently serves on the board of directors and the audit, compensation, nominating and corporate governance, and acquisitions committees of the board of directors of HERSHA Hospitality Trust. Mr. Hsieh also serves on the Advisory Board of Governors for NAREIT.

Education: Mr. Hsieh received a bachelor’s in Architecture from the University of California at Berkeley and a master’s degree in Architecture from Harvard University.

72	Spirit Realty Capital | 2020 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Kevin M. Charlton
Age: 54 / Director since 2009 / Compensation Committee (Chair)

Business Experience: Mr. Charlton is the Co-Chairman of

NewHold Enterprises, a holding company that focuses on man-

ufacturing, distribution, and business service companies across the U.S. He is primarily responsible for capital formation and

Skills and Qualifications:

•  Extensive experience and knowledge of finance and capital markets

•  Experience with growth companies, mergers and acquisitions

•  Public and private company board experience

investment sourcing activities, as well as portfolio company management. Mr. Charlton previously served as President and Chief Operating Officer, and a member of the board of directors of Hennessy Capital Acquisition Corporation III, a blank check company (“HCAC III”) and successor to HCAC and HCAC II (described below). Mr. Charlton resigned from his positions with HCAC III in October 2018, following the acquisition by HCAC III of NRCG Group (NYSE:NRCG). From August 2009 to June 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., leading a team that oversaw its existing portfolio of North American investments. From August 2002 to June 2009, Mr. Charlton worked as a Managing Director at Investcorp International. Prior to August 2002, he worked for JPMorgan Chase, McKinsey & Company, and as a contractor in the Astrophysics Division at NASA Headquarters in Washington, DC.

Current Public Company Directorships: Mr. Charlton is currently a member of the board of directors, chairman of the nominating & corporate governance committee, and a member of the compensation committee for Daseke, Inc., a national provider of open deck, heavy haul transportation services. Daseke merged with Hennessy Capital Acquisition Corporation II, described below, in February 2017.

Other Directorships or Experience: Mr. Charlton serves on the board of directors of American AllWaste, an environmental services company, Prime Engineering, an architecture and engineering services company focused on infrastructure, and Macro Energy, an LED lighting company. Mr. Charlton was also the President & Chief Operating Officer, and a member of the board of directors, of Hennessy Capital Acquisition Corp. (“HCAC”) and Hennessy Capital Acquisition Corporation II (“HCAC II”), two publicly traded blank check companies founded by Daniel J. Hennessy. In February 2015, HCAC successfully completed the acquisition of the Blue Bird Bus Company, which trades on NASDAQ under BLBD, at which point he resigned from his positions. In February 2017, HCAC II successfully completed a merger with Daseke, Inc., described above, which trades on NASDAQ under DSKE. Mr. Charlton has resigned his positions with HCAC II but remains on the Board of DSKE. In addition, he has served on the boards of directors of more than 25 private companies in a variety of roles.

Education: Mr. Charlton graduated from the Kellogg School of Management at Northwestern University and has graduate and undergraduate degrees in Aerospace Engineering from the University of Michigan and Princeton University.

Spirit Realty Capital | 2020 Proxy Statement	73

PROPOSALS REQUIRING YOUR VOTE

Todd A. Dunn
Age: 56 / Director since 2012 / Nominating & Corporate Governance Committee / Audit Committee
Business Experience: Mr. Dunn has served as an Executive Advisor to Aurora Capital Group since 2012. Previously, he served

Skills and Qualifications:

•  Extensive experience as a successful operating executive

•  Knowledge and experience with growth companies and risk oversight and management

•  Capital markets and financial knowledge and expertise

as Chief Executive Officer and as a member of the board of directors of United Plastics Group, a manufacturer of injection-molded plastic components to the medical, automotive, industrial and consumer sectors, from 2010 until it was sold to MedPlast, a portfolio company of Baird Capital Partners, in April 2012. From 2003 to 2009, Mr. Dunn worked for FleetPride, Inc., an independent distributor of heavy-duty truck and trailer parts, serving as President and Chief Executive Officer as well as a member of the board of directors from 2005 to 2009; as Senior Vice President, Chief Administrative Officer and Chief Financial Officer from 2004 to 2005 and Vice President and Chief Financial Officer from 2003 to 2004. From 1999 to 2003, Mr. Dunn served as Senior Vice President and Chief Financial Officer of Tartan Textiles, Inc. and, from 1998 to 1999, served as Vice President and Chief Financial Officer of Quality Distribution Service Partners. From 1989 to 1998, Mr. Dunn worked for SLM Power Group, Inc. serving as Business Manager and as Vice President and Chief Financial Officer. From 1985 to 1989, Mr. Dunn worked for First City BanCorporation of Texas/First City Bank of Corpus Christi.

Current Public Company Directorships: None

Other Directorships or Experience: Mr. Dunn serves as lead director of SRP Parent, Inc., a national provider of customized offerings to the convenience store channel; VLS Recovery Services, a provider of specialty cleaning and waste processing services; Randall Reilly, a provider of data and data-driven marketing solutions for industrial end markets including heavy duty trucking, construction equipment and agricultural equipment; and Petroleum Service Corporation, a provider of product handling and site logistics services in North America. From 2015 to 2018 Mr. Dunn served as a director of Restaurant Technologies, Inc., a national provider of closed-loop cooking oil solutions to the U.S. restaurant and hospitality markets. From 2010 to 2017, Mr. Dunn served as a director of Ames Taping Tool Systems, Inc.

Education: Mr. Dunn received a B.B.A. in Finance from the University of Texas at Austin.

74	Spirit Realty Capital | 2020 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Elizabeth F. Frank
Age: 50 / Director since 2019 / Audit Committee / Nominating & Corporate Governance Committee

Business Experience: Ms. Frank serves as Executive Vice

President, Worldwide Programming & Chief Content Officer for

AMC Theatres, the world’s largest movie theatre company (NYSE:

AMC). Ms. Frank leads teams based in Kansas City, Los Angeles, and

Skills and Qualifications: • Extensive business experience and strategic skills • Experience in consumer and service-oriented retail sectors
London that are responsible for sourcing and scheduling movies for AMC’s 11,000+ screens across the United States and Europe, as well as promoting, pricing, and selling 375 million movie tickets annually. Ms. Frank joined AMC in 2010. Prior to this, Ms. Frank served as Senior Vice President, Global Programs for AmeriCares from 2006 to 2010, Vice President, Corporate Strategic Planning for Time Warner from 2003 to 2006 and Partner for McKinsey & Company, with a focus on consumer practice from 1994 to 2003.

Current Public Company Directorships: None.

Other Directorships or Experience: Ms. Frank serves as a director on the board of directors of AmeriCares (a 501c3) and Fathom Events. From 2011 to 2017, Ms. Frank served as a director on the board of directors of Open Read Films.

Education: Ms. Frank earned her B.S. in business marketing from Lehigh University and her Master of Business Administration from Harvard Business School.

Spirit Realty Capital | 2020 Proxy Statement	75

PROPOSALS REQUIRING YOUR VOTE

Richard I. Gilchrist
Age: 74 / Director since 2012 / Chairman of the Board / Compensation Committee

Business Experience: Since 2011, Mr. Gilchrist has served as

Senior Advisor responsible for acquisitions and investments at The

Irvine Company, a privately-held real estate investment company.

From 2006 to 2011, he served as President of The Irvine Company’s

Skills and Qualifications:

•  Extensive experience in the real estate industry, including having served as an executive officer of several private REITs and one public REIT

•  Knowledge and experience in internal and external risk oversight

•  Extensive current and former experience as a member of the board of directors of public REITs

•  Member of the Real Estate Roundtable and former member of the Urban Land Institute (ULI)

Investment Properties Group. From 2002 to 2006, he served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly-held REIT. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately-held REIT. From 1995 to 1997, he served as the Co-Chairman and Managing Partner of CommonWealth Partners, a real estate company he co-founded. From 1982 to 1995, Mr. Gilchrist worked at Maguire Thomas Partners, serving as General Counsel from 1982 to 1984, was Partner from 1984 to 1985, and Senior Partner from 1985 to 1995. Mr. Gilchrist co-founded the real estate law firm of Gilchrist & Rutter in 1982 and also worked as an attorney at Flint & MacKay from 1971 to 1981.

Current Public Company Directorships: Mr. Gilchrist currently serves on the board of directors of Ventas, Inc. (NYSE:VTR), a publicly traded REIT. He serves as the Chair of both the investment committee and the executive compensation committee of Ventas, Inc. He also serves on the board of directors of Blackstone Real Estate Income Trust (“BREIT”), a non-traded REIT, and serves on its audit committee and is Chair of the affiliated transactions committee.

Other Directorships or Experience: Mr. Gilchrist is a member of the Board of Advisors of Preferred Office Growth Fund, a private real estate fund with a focus on multi-tenant, value add and core office properties in the southeast. He is also a member Emeritus of the Whittier College Board of Trustees and served as its Chairman from 2003 to 2011. In addition, he is a member of the Advisory Board of the University of California, Los Angeles School of Law.

Education: Mr. Gilchrist received a B.A. in political science and economics from Whittier College and a J.D. from UCLA School of Law.

76	Spirit Realty Capital | 2020 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Diana M. Laing
Age: 65 / Director since 2018 / Audit Committee (Chair)

Business Experience: Ms. Laing was the Chief Financial Officer

for American Homes 4 Rent (NYSE: AMH), a REIT investing in

single-family rental homes, from 2014 to June 30, 2018. Ms. Laing’s areas of responsibility included capital markets strategy and

Skills and Qualifications: • Extensive experience in commercial real estate, corporate finance and capital markets • Executive leadership and management experience • Public company board experience implementation, information technology, accounting and financial reporting, investor relations, budgeting and forecasting and risk management. Before AMH, Ms. Laing was the Chief Financial Officer and Corporate Secretary for Thomas Properties Group, Inc. (NYSE: TPGI), a real estate operating company investing in Class A office properties throughout the United States prior to its merger into Parkway Properties, Inc. in December 2013. Ms. Laing served as Principal and Chief Financial Officer at New Pacific Realty from 2001 to 2003, and as Chief Financial Officer at each of FirstSource Corporation from 2000 to 2001, Arden Realty from 1996 to 2000 and Southwest Property Trust from 1986 to 1996. Ms. Laing started her career as an auditor at Arthur Andersen & Company.

Current Public Company Directorships: Ms. Laing currently serves as a director on the board of directors of The Macerich Company (NYSE: MAC) and is a member of the nominating and corporate governance committee for MAC. Ms. Laing also serves as a director on the board of directors of CareTrust REIT, Inc. (NASDAQ: CTRE) and is a member of the audit and compensation committees of CTRE. Finally, Ms. Laing is a director on the board of directors of Alexander and Baldwin (NYSE: ALEX) and is a member of the audit committee of ALEX.

Other Directorships or Experience: Ms. Laing serves on the board of trustees for Oklahoma State University Foundation and is a director for RREF Core Plus Industrial Fund.

Education: Ms. Laing received a B.S. in Accounting from Oklahoma State University.

Spirit Realty Capital | 2020 Proxy Statement	77

PROPOSALS REQUIRING YOUR VOTE

Sheli Z. Rosenberg
Age: 78 / Director since 2013 / Compensation Committee

Business Experience: Ms. Rosenberg currently serves as

Principal of Roselin Investments. She served as Of-Counsel at

Skadden, Arps, Slate, Meagher & Flom LLP beginning in May 2011 until becoming a consultant to the firm in January 2014. Ms. Rosenberg

Skills and Qualifications:

•  Extensive experience in the real estate industry, including having served as an executive officer and/or director of public REITs

•  Knowledge and experience in internal and external risk oversight

•  Extensive experience as a member of the board of directors of public REITs is the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C. She joined Equity Group Investments, L.L.C in 1990 as General Counsel and was Chief Executive Officer from 1990 to 2000 and Vice Chairman from 2000 to 2003, before retiring in 2003. In addition, Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to 1990. Ms. Rosenberg was an adjunct professor at the Kellogg School of Management at Northwestern University from 2003 until 2007. A recognized advocate for women in business, she is a co-founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee.

Current Public Company Directorships: Ms. Rosenberg is currently the lead independent director of Equity LifeStyle Properties, Inc. (NYSE: ELS). Ms. Rosenberg is also chairman of the nominating and compensation committee of ELS.

Other Directorships or Experience: Former (i) member of the board of directors and lead director for Strategic Hotels & Resorts, Inc. (company sold and taken private), (ii) director and chair of the compensation committee of Ventas, Inc. (NYSE: VTR), (iii) director and lead director of General Growth Properties (NYSE: GGP), (iv) director and chair of the compensation committee of CVS Caremark Corporation (NYSE: CVS), (v) director of Capital Trust, Inc., a finance and investment management company focused on the commercial real estate industry, (vi) director and chair of the compensation committee of Avis Budget Group (NASDAQ: CAR), and (vii) trustee and lead director of Equity Residential and Equity Office Properties.

Education: Ms. Rosenberg received a B.A. from Tufts University and a J.D. from the Northwestern University School of Law.

78	Spirit Realty Capital | 2020 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Thomas D. Senkbeil
Age: 70 / Director since 2013 / Audit Committee / Nominating & Corporate Governance Committee

Business Experience: In 2009, Mr. Senkbeil formed, and has

since served as Managing Partner of, Senkbeil & Associates,

which invests in multi-family properties and provides consulting and advisory services to investment firms, developers, and lenders.

Skills and Qualifications:

•  Extensive experience in the real estate industry, including having served as an executive officer of a public REIT

•  Experience as a successful operating executive

•  Capital markets and financial knowledge and expertise

Since January 2013, Mr. Senkbeil has also served as a principal of Iron Tree Capital, LLC, a boutique real estate investment and advisory firm. From January 2009 through December 2012, Mr. Senkbeil served as the Managing Director of Sealy and Co. and SCS Ventures. From July 2003 to December 2008, Mr. Senkbeil was the Chief Investment Officer and Executive Vice President of Post Properties, Inc. (now MAA following a merger effective January 1, 2017), which owns and manages upscale multi-family apartment communities. Prior to joining Post Properties, Inc., he served as the President and Chief Operating Officer of Carter & Associates. He served as a board member and the Chief Investment Officer of Duke Realty Corporation until his departure in 2000. From 1992 to 1999, Mr. Senkbeil was a director and the Chief Investment Officer of Weeks Corporation, a publicly traded REIT that was a predecessor by merger to Duke Realty Corporation. He was instrumental in Weeks Corporation’s initial public offering, as well as its subsequent growth and merger with Duke Realty Corporation. In 1984, Mr. Senkbeil cofounded Anderson and Senkbeil, an Atlanta based real estate development company that developed over 3,000,000 square feet of office and industrial properties in nine different business parks in the Atlanta area. He acquired full ownership of the company in 1992 and consummated a merger to form Weeks Corporation, prior to Weeks becoming a public company. Mr Senkbeil started his career in 1973 with Cousins Mortgage and Equity Investments, a NYSE mortgage REIT, followed by a stint at Laing Properties, the U.S. office of a London based real estate company, from 1978 to 1984. Mr. Senkbeil also served as the Chairman of NAIOP, the Commercial Real Estate Development Association, in 1996 and is currently a member of the Urban Land Institute (ULI).

Current Public Company Directorships: None.

Other Directorships or Experience: Mr. Senkbeil currently serves on the board of directors of Barron Collier Companies, which is involved in land development in the businesses of agriculture, real estate, and mineral management. He is a member of ULI.

Education: Mr. Senkbeil received a B.S. from Auburn University and an M.B.A. from the Kenan-Flagler Business School at the University of North Carolina.

Spirit Realty Capital | 2020 Proxy Statement	79

PROPOSALS REQUIRING YOUR VOTE

Nicholas P. Shepherd
Age: 61 / Director since 2012 / Nominating & Corporate Governance Committee (Chair) / Compensation Committee

Business Experience: From 2009 to 2015, Mr. Shepherd

served as the President and Chief Executive Officer of TGI Fridays Inc.

From 1995 to 2007, Mr. Shepherd worked for Blockbuster, Inc.,

serving as the Chief Operating Officer during 2007, President of

Skills and Qualifications:

•  Experience as a successful operating executive

•  Experience in consumer and restaurant retail sectors

•  Knowledge and experience with growth companies and risk oversight and management

•  Public and private company board experience

Blockbuster North American from 2004 to 2007, Executive Vice President and Chief Marketing and Merchandising Officer from 2001 to 2004, Senior Vice President, International from 1998 to 2001 and Vice President and General Manager from 1995 to 1999. From 1993 to 1995, Mr. Shepherd served as a Divisional Officer of Comet Group PLC, an electronics retailer in the UK and, from 1991 to 1993, served as a Senior Partner and founder of The Service Practice, which specialized in the development and performance measurement of service systems for retail businesses. From 1986 to 1991, Mr. Shepherd worked for Grand Metropolitan PLC, serving as the General Manager of Pastificio Restaurants from 1989 to 1991, Head of European Operations of Continental Restaurants from 1988 to 1989 and Brand Development Director of the Retail Enterprise Group from 1986 to 1988. He worked as an Operations Manager for Allied Lyons PLC from 1985 to 1986 and as an Operations Manager and Brand Development Manager for Whitbread PLC from 1979 to 1985. Currently, Mr. Shepherd works as a Private Investor and Advisor.

Current Public Company Directorships: Mr. Shepherd serves on the board of directors of Fiesta Restaurant Group (NASDAQ: FRGI). He is currently a member of the audit and compensation committees.

Other Directorships or Experience: From 2013 to 2015, Mr. Shepherd served on the board of directors of Carlson Wagon Lit Travel, the largest Global B-to-B Travel company (a joint venture between Carlson and JPMorgan Chase). From 2009 until 2014, Mr. Shepherd served on the board of directors of Carlson Restaurants Inc. and as Chairman of the board of directors of TGI Friday’s Inc. During 2008, Mr. Shepherd served as Chairman of the board of directors and Chief Executive Officer of Sagittarius Brands, Inc., a private restaurant holding company which owned and operated the Del Taco and Captain D’s restaurant brands.

Education: Mr. Shepherd earned his bachelor’s degree in business management and hospitality from Sheffield Hallamshire University.

We did not receive any shareholder recommendations for director candidates for election at the 2020 Annual Meeting.

Our Board recommends you vote “FOR” each of the foregoing Director Nominees

80	Spirit Realty Capital | 2020 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Proposal 2 Ratification of the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2020

Ernst & Young LLP audited our financial statements for the year ended December 31, 2019 and has been our independent registered public accounting firm since 2003. The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020. A representative of Ernst & Young LLP is expected to attend the virtual Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. An affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Abstentions will have no impact on the outcome of the vote for this Proposal. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of corporate practice. If the shareholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

Fees Paid to Independent Registered Public Accounting Firm:

The following table reflects the fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2018 and 2019:

	Fiscal Year Ended December 31,

	2018		2019

Audit Fees	2,020,132		1,953,000

Tax Fees	416,763		180,891

All Other Fees

Total Fees	2,436,895	(1)	2,133,891

(1)

Amounts include fees related to the spin-off (and corresponding Form 10 filing) of our interests in our properties leased to Shopko, assets that collateralize Master Trust 2014 and certain other assets into an independent, publicly-traded REIT, Spirit MTA REIT, in 2018.

Audit Fees:

Includes audit of our annual financial statements, including the integrated audit of internal control over financial reporting, review of our quarterly reports on Form 10-Q, and issuance of consents and issuance of comfort letters for due diligence in conjunction with certain market offerings.

Tax Fees:

Includes tax preparation services and domestic tax planning and advice.

All Other Fees:

Includes access to online accounting research tools.

All of the services performed by Ernst & Young LLP for the Company during 2019 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

Spirit Realty Capital | 2020 Proxy Statement	81

PROPOSALS REQUIRING YOUR VOTE

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Board recommends you vote “FOR” the proposal to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting for fiscal year 2020

Proposal 3 Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added provisions to Section 14A of the Exchange Act that enable our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Approval of the advisory resolution to approve our executive compensation requires that the number of votes cast “FOR” the proposal represents a majority of the total votes cast on the proposal. Our Board recommends that you vote “FOR” the adoption of this resolution approving, on a non-binding advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis” section, in accordance with SEC rules. Abstentions and broker non-votes are not counted as votes “for” or “against” and therefore, will have no effect.

Our executive compensation programs are designed to achieve certain key objectives of the Company, including: (i) enabling us to attract, motivate and retain executive talent critical to our success; (ii) linking the compensation of our executives to the achievement of operational and strategic goals of the Company; (iii) providing balanced incentives to our executives that do not promote excessive risk-taking; and (iv) encouraging our executives to become long-term shareholders of the Company. These programs reward corporate and individual performance that achieves pre-established goals and provide long-term incentive compensation that focuses our executives’ efforts on building shareholder value by aligning their interests with those of our shareholders.

Although this advisory “say-on-pay” resolution is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Our Board has determined that a non-binding, advisory vote to approve our executive compensation program will be submitted to our shareholders on an annual basis. Thus, unless the Board modifies its policy on the frequency of future “say-on-pay” advisory votes, our next vote is expected to be held at our annual meeting of shareholders in 2021.

Our Board recommends you vote “FOR” the advisory resolution to approve the compensation of our named executive officers as described in this Proxy Statement

82	Spirit Realty Capital | 2020 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Proposal 4 Advisory Vote on the Frequency of the Advisory Vote on the Compensation of Our Named Executive Officers

In proposal 3 above, our Company’s shareholders are asked to cast an advisory vote to approve the compensation of our named executives as described in this proxy statement. At least once every six years, the Dodd-Frank Act enables our shareholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking an advisory, non-binding determination from our shareholders as to the frequency with which shareholders would like to have an opportunity to provide an advisory approval of our executive compensation program. We are providing shareholders the option of selecting a frequency of every one, two or three years, or abstaining.

For the reasons described below, we recommend that our shareholders select a frequency of every year.

•

A shorter time period between advisory votes will enhance our Board’s understanding of the reasons for positive or negative vote results. An annual vote will provide near-immediate feedback on compensation decisions and allow the Board to link the results of each advisory vote to specific compensation actions or decisions.

•

Many of our compensation decisions, including salary adjustments and determination of annual cash incentive awards and long-term incentive awards, are made annually. An annual advisory vote aligns with the timing of these decisions and allows our shareholders a formal opportunity to express their view on each year’s compensation decisions.

•

An annual advisory vote is consistent with corporate governance principles that encourage regular engagement with shareholders. The Board considers frequent solicitation of our shareholders’ views, including on matters of executive compensation, as an important component of corporate governance.

Based on the factors discussed, our Board of Directors recommends that future say-on-pay votes occur every year until the next frequency vote. Shareholders are not being asked to approve or disapprove our Board of Director’s recommendation, but rather to indicate their choice among the following say-on-pay frequency options: every year, every two years or every three years, or to abstain from voting.

The affirmative vote of the holders of a majority in voting power of the shares which are present (via the live webcast) or by proxy and entitled to vote thereon at the Annual Meeting, provided a quorum is present, is required for the approval of the vote regarding the frequency of an advisory vote on the compensation of our named executive officers. Abstentions will have the same effect as voting against this proposal. The approval of this proposal is a non-routine proposal on which brokers or other nominees do not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on this matter and thus will have no effect on the outcome of this vote. With respect to this proposal, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by shareholders to be the frequency that has been selected by our shareholders.

This vote is advisory, and therefore not binding on our company, our Compensation Committee or our Board of Directors. Although the vote is non-binding, our Board of Directors values the opinions of our shareholders and will take into account the outcome of the vote when considering how frequently we should conduct a say-on-pay vote going forward. However, because this vote is advisory and not binding on our company or our Board of Directors, our Board of Directors may decide that it is in our company’s and our shareholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Our Board recommends you vote for the option of EVERY YEAR for the frequency of future advisory votes to approve executive compensation

Spirit Realty Capital | 2020 Proxy Statement	83

QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS

How many votes are required to transact business at the Annual Meeting?

The holders of a majority of our common shares outstanding as of the close of business on April 1, 2020 must be present at the Annual Meeting (via the live webcast) or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Shareholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.

What is householding?

To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we use a method of delivery referred to as “householding.” Householding permits us to mail a single set of proxy materials (other than proxy cards, which will remain separate) to Spirit shareholders who share the same address and last name, unless we have received contrary instructions from one or more of such shareholders. We will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any shareholder at the same address. If you wish to receive a separate copy of the proxy materials (or future proxy materials), then you may call 1-866-648-8133, email paper@investorelections.com or visit www.investorelections.com/SRC. Shareholders sharing an address who now receive multiple copies of our proxy materials may request delivery of a single copy by contacting us as indicated above.

How do I revoke a Vote?

If you are a shareholder of record, you can revoke your prior vote by proxy if you:

•	Execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

•	Vote by telephone or over the Internet no later than 5:00 p.m. eastern time on June 7, 2020;

•

Deliver a written notice of revocation to our Investor Relations Department, Attention: Investor Relations at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, before your proxy is voted at the Annual Meeting; or

•	Attend the virtual Annual Meeting and vote at the meeting (attendance by itself will not revoke your prior vote by proxy).

If you are a beneficial owner, follow the instructions provided by your broker or custodian to revoke your vote by proxy, if applicable.

How are proxies solicited and what is the cost?

Spirit will bear the expense of soliciting proxies by the Board of Directors. Proxies may be solicited on behalf of the company in person, by telephone or e-mail, by directors, officers or employees of Spirit, who will receive no additional compensation for soliciting proxies. We will also reimburse brokers and other nominees for their expenses incurred in distributing proxy materials to beneficial owners of our shares.

Why are you holding a virtual 2020 Annual Meeting?

Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our shareholders we have determined to hold this year’s Annual Meeting by virtual-only meeting format only. We feel that a virtual meeting will not only benefit the health and safety of our shareholders but also enhance, rather than constrain, shareholder access, participation and communication at the Annual Meeting. The virtual format allows shareholders to communicate with us in advance of, and during, the Annual Meeting to ask questions of our board of directors and/or management. The meeting will provide the same rights to participate as a shareholder would have at an in-person meeting. There will be a live Q&A session during which we may answer questions to the extent relevant to the business of the Annual Meeting and as time permits.

84	Spirit Realty Capital | 2020 Proxy Statement

QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

How do I attend the virtual 2020 Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Spirit shareholder as of the close of business on April 1, 2020 or you hold a valid proxy for the Annual Meeting. In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/SRC prior to the deadline of June 3, 2020 at 5:00 p.m. eastern time. During the registration process you will be able to submit questions to be answered at the Annual Meeting. Upon completing your registration, you will receive further instructions via email, including your unique link that you will receive one hour prior to the start of the meeting which will allow you access to the meeting. Please be sure to follow instructions found on your proxy card and subsequent instructions that will be delivered to you via email. During the registration process you will be asked to show proof of ownership of shares of our common stock on April 1, 2020, the record date for the Annual Meeting, by means which may include but not be limited to, entering your control number found on your proxy card.

Voting your shares prior to the Annual Meeting will not prevent you from changing your vote at the Annual Meeting if you choose to attend the Annual Meeting. On the day of the meeting, if you have properly registered, you may enter the Annual Meeting by using the unique link that will be emailed to you.

Even if you plan to attend the virtual Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the virtual Annual Meeting. We will provide a physical location to view the webcast if requested by a shareholder in writing by contacting Investor Relations at Spirit Realty Capital, Inc. 2727 N. Harwood Street, Suite 300, Dallas, Texas 75201. Please note that no members of management or the Board will be in attendance at the physical location.

A replay of the meeting, as well as any questions pertinent to meeting matters and management’s answers (including any questions that could not be answered during the meeting due to time constraints), will be made publicly available on our website promptly after the virtual Annual Meeting.

How do I submit a question at the virtual 2020 Annual Meeting?

A shareholder that is able to attend the Annual Meeting will have the opportunity to submit a question prior to the Annual Meeting through the registration process or at the Annual Meeting during the relevant portion of the meeting that is reserved for questions and answers. We intend to respond to questions pertinent to meeting matters during the live webcast. Questions on similar topics may be combined and answered together. A replay of the meeting, as well as any questions pertinent to meeting matters and management’s answers (including any questions that could not be answered during the meeting due to time constraints), will be made publicly available on our website promptly after the virtual Annual Meeting.

What if the Company encounters technical difficulties during the virtual 2020 Annual Meeting?

If we experience technical difficulties during the meeting, our chairman of the meeting will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify shareholders of the decision via www.proxydocs.com/SRC.

If you encounter technical difficulties accessing the meeting or asking a question during the question and answer portion of the meeting, please contact the support line that will be listed in the email you receive with your unique link to access the Annual Meeting.

Spirit Realty Capital | 2020 Proxy Statement	85

QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Company Headquarters and Website

The Company’s principal executive office is located at 2727 N. Harwood Street, Suite 300, Dallas, TX 75201, our telephone number is (972) 476-1900 and our website is www.spiritrealty.com. Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this Proxy Statement.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 accompanies this Proxy Statement. Shareholders may obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, excluding exhibits, without charge upon request to our Investor Relations Department, Attention: Investor Relations, 2727 North Harwood Street, Suite 300, Dallas, TX 75201. Electronic copies of these documents are also available for downloading on the Investor Relations page of the Company’s website at www.spiritrealty.com. Copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 will be provided to any requesting shareholder, provided that such shareholder agrees to reimburse us for our reasonable costs to provide those exhibits.

Incorporation by Reference

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference

Requirements for Submission of Shareholder Proposals for the 2021 Annual Meeting of Shareholders

Under SEC rules, any shareholder proposal intended to be presented at the 2021 Annual Meeting of Shareholders must be received by us at our principal executive offices at 2727 North Harwood Street, Suite 300, Dallas, TX 75201 not later than December 25, 2020, and meet the requirements of Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Investor Relations Department.

Under our Bylaws, shareholders seeking to introduce an item for business or to nominate a person for election as a director at an annual meeting but not intending for such proposal nomination to be included in our proxy materials for that meeting must comply with the advance notice requirements set forth in our Bylaws. For director nominations and other shareholder proposals, the shareholder must give timely notice in writing to our Investor Relations Department at our principal executive offices and such proposal must be a proper subject for shareholder action. To be timely, we must receive notice of a shareholder’s intention to make a nomination or to propose an item of business at our 2021 Annual Meeting not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date the proxy statement for the 2020 Annual Meeting was released to shareholders; however, if we hold our 2021 Annual Meeting more than 30 days before or after the one-year anniversary date of this year’s Annual Meeting, we must receive the notice not earlier than the 150th day and not later than the 120th day prior to the 2021 Annual Meeting date or the tenth day following the date on which we first publicly announce the date of the 2021 Annual Meeting, whichever occurs later. For any other meeting, we must receive notice of a shareholder’s intention to make a nomination or to propose an item of business not earlier than the 120th day and not later than the 90th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.

Shareholders may obtain a copy of our Bylaws upon request and without charge from the Investor Relations Department, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

Other Matters

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

86	Spirit Realty Capital | 2020 Proxy Statement

QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Proxy statement contains forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our business and growth strategies, investment, financing and leasing activities and trends in our business. When used in this Proxy Statement, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

The following risks and uncertainties, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: industry and economic conditions; volatility and uncertainty in the financial markets, including potential fluctuations in the CPI; our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments; the financial performance of our retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers; our ability to diversify our tenant base; the nature and extent of future competition; increases in our costs of borrowing as a result of changes in interest rates and other factors; our ability to access debt and equity capital markets; our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due; our ability and willingness to renew our leases upon expiration and to reposition our properties on the same or better terms upon expiration in the event such properties are not renewed by tenants or we exercise our rights to replace existing tenants upon default; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect us or our major tenants; our ability to manage our expanded operations; our ability and willingness to maintain our qualification as a REIT; our ability to manage and liquidate the remaining SMTA assets; the impact on our business and those of our tenants from epidemics, pandemics or other outbreaks of illness, disease or virus (such as the strain of coronavirus known as COVID-19); and other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters.

The foregoing risks and uncertainties are not exhaustive and additional risks and uncertainties could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements. For a discussion of additional risk and uncertainties, see the factors described under the caption “Item 1A. Risk Factors” beginning on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2019, which accompanies this Proxy Statement, as supplemented by the risk factor set forth under the caption “Item 8.01 Other Events” in our Current Report on Form 8-K filed with the SEC on March 16, 2020.

All forward-looking statements are based on information that was available, and speak only, as of the date on which they were made. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

Spirit Realty Capital | 2020 Proxy Statement	87

ANNEX A

Reconciliation of Non-GAAP Financial Measures

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

Funds from Operations and Adjusted Funds from Operations

Year Ended December 31, 2019

Net income attributable to common stockholders (1)	$164,916

Add / (less):

Portfolio depreciation and amortization	174,895

Portfolio impairments	24,091

Gain on dispositions of assets	(58,850)

Funds from operations (FFO) attributable to common stockholders	$305,052

Add / (less):

Loss on debt extinguishment	14,330

Deal pursuit costs	844

Non-cash interest expense	14,175

Accrued interest and fees on defaulted loans	285

Straight-line rent, net of related bad debt expense	(16,924)

Other amortization and non-cash charges	(2,769)

Swap termination costs	12,461

Non-cash compensation expense (2)	14,277

Adjusted funds from operations (AFFO) attributable to common stockholders	$341,731

FFO per share of common stock - diluted (3)	$3.34

AFFO per share of common stock – diluted (3)	$3.75

AFFO per share of common stock, excluding AM termination fee (4)	$3.34

Weighted average shares of common stock outstanding — diluted	90,869,312

(1)	Amount is net of distributions paid to preferred stockholders for the year ended December 31, 2019.

(2)	Included in general and administrative expenses.

(3)	Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.

(4)

AFFO attributable to common stockholders for the year ended December 31, 2019, excluding $48.2 million of termination fee income, net of $11.3 million in income tax expense. The termination fee was received in conjunction with SMTA’s sale of Master Trust 2014 in September 2019 and termination of the Asset Management Agreement on September 20, 2019. AFFO attributable to common stockholders has not been adjusted to exclude the following amounts for the year ended December 31, 2019: (i) asset management fees of $14.7 million; (ii) property management and servicing fees of $5.4 million; (iii) preferred dividend income from SMTA $10.8 million; (iv) interest income on related party notes receivable of $1.1 million and an early repayment premium of $0.9 million; and (v) interest expense on related party loans payable of $0.2 million.

Spirit Realty Capital | 2020 Proxy Statement	A-1

ANNEX A

Adjusted Debt, EBITDAre, Adjusted EBITDAre and Annualized Adjusted EBITDAre

December 31, 2019

2019 Credit Facility	$116,500

Senior Unsecured Notes, net	1,484,066

Mortgages and notes payable, net	216,049

Convertible Notes, net	336,402

Total debt, net	2,153,017

Add / (less):

Unamortized debt discount, net	9,272

Unamortized deferred financing costs	17,549

Cash and cash equivalents	(14,492)

Restricted cash balances held for the benefit of lenders	(11,531)

Total adjustments	798

Adjusted Debt	$2,153,815

Three Months Ended December 31, 2019

Net income	$4,657

Add / (less):

Interest	24,598

Depreciation and amortization	48,867

Income tax benefit	(229)

Realized loss on sales of real estate assets	11,910

Impairments on real estate assets	10,860

EBITDAre	$100,663

Add / (less):

Adjustments to revenue producing acquisitions and dispositions	6,881

Deal pursuit costs	270

Loss on debt extinguishment	2,857

Adjusted EBITDAre	$110,671

Other adjustments for Annualized Adjusted EBITDAre (5)	58

Annualized Adjusted EBITDAre	$442,916

Adjusted Debt / Annualized Adjusted EBITDAre	4.9x

(5)

Adjustments for which annualization would not be appropriate are composed of certain other income, write-off of intangibles and other compensation-related adjustments for the three months ended December 31, 2019.

A-2	Spirit Realty Capital | 2020 Proxy Statement

SPIRIT REALTY

OUR STORY

Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that primarily invests in high-quality, operationally essential real estate, subject to long-term net leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial and office properties providing superior risk-adjusted returns and steady dividend growth for our shareholders.

At Spirit, we have a long-term vision to consistently outperform the competition—and ourselves. We create thriving partnerships through successful investments based on a strategy of disciplined acquisitions, proactive portfolio management, and a strong balance sheet. Our expert team keeps the stakeholders' objectives at the center of each lease-structuring engagement, combining time-tested investment strategies with leading-edge data analysis to drive performance.

Our relentless commitment to deliver enduring value is evident in every investment we make. As of December 31, 2019, Spirit's diversified portfolio was comprised of 1,752 owned properties and 43 properties securing mortgage loans. Spirit's owned properties, with an aggregate gross leasable area of 34.1 million square feet, are leased to 291 tenants across 48 states and 28 retail industries. More information about Spirit Realty Capital can be found on the Investor Relations section of our website at **www.spiritrealty.com**

2727 N HARWOOD ST, STE 300, DALLAS, TX 75201
866.557.7474 | SPIRITREALTY.COM

ANNUAL MEETING OF SPIRIT REALTY CAPITAL, INC. Annual Meeting of Spirit Realty Capital, Inc. Date: Monday, June 8, 2020 to be held on Monday, June 8, 2020 Time: 8:30 a.m. (CT) for Holders as of April 1, 2020 Virtual Meeting To attend the meeting, register by June 3, 2020 at 5:00 p.m. This proxy is being solicited on behalf of the Board of Directors Access: eastern time at www.proxydocs.com/SRC. Once registered you will receive a unique link one hour prior to the VOTE BY: meeting which will allow you to access the meeting. INTERNET TELEPHONE Call Please make your marks like this: Use dark black pencil or pen only To VOTE Online Prior to the Meeting go to: 866-256-1217 www.proxypush.com/SRC to cast your vote Board of Directors Recommends a Vote FOR proposals 1, 2, 3 and 1 year • Use any touch-tone telephone. OR on proposal 4. • Have your Proxy Card/Voting Instruction Form ready. To REGISTER to Attend the Annual Meeting Directors • Follow the simple recorded instructions. 1: Election of Directors Recommend go to www.proxydocs.com/SRC (must register For Against Abstain by June 3, 2020 at 5:00 p.m. eastern time) For 01 Jackson Hsieh MAIL For 02 Kevin M. Charlton • Mark, sign and date your Proxy Card/Voting Instruction Form. For OR 03 Todd A. Dunn • Detach your Proxy Card/Voting Instruction Form. For 04 Elizabeth F. Frank • Return your Proxy Card/Voting Instruction Form in the For 05 Richard I. Gilchrist postage-paid envelope provided. For 06 Diana M. Laing The undersigned hereby appoints Jay Young and Rochelle Thomas, and each of them, as the true and lawful For 07 Sheli Z. Rosenberg attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all For 08 Thomas D. Senkbeil the shares of capital stock of Spirit Realty Capital, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters speciﬁed and upon such other matters as may be properly brought before For 09 Nicholas P. Shepherd the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their For Against Abstain discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS 2: The ratiﬁcation of the selection of Ernst & For Young LLP as our independent registered GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN ITEM 1, FOR THE public accounting ﬁrm for the ﬁscal year PROPOSALS IN ITEMS 2 AND 3 AND FOR 1 YEAR IN ITEM 4. ending December 31, 2020. For Against Abstain 3: A non-binding, advisory resolution to approve For the compensation of our named executive PROXY TABULATOR FOR ofﬁcers as described in the Proxy Statement. SPIRIT REALTY CAPITAL, INC. P.O. BOX 8016 1 Year 2 Years 3 Years CARY, NC 27512-9903 4: A non-binding, advisory resolution to approve 1 Year the frequency (every year, every 2 years, or every 3 years) of future advisory votes to approve named executive ofﬁcer compensation. 5: Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certiﬁcate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized ofﬁcer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided.ANNUAL MEETING OF SPIRIT REALTY CAPITAL, INC. Annual Meeting of Spirit Realty Capital, Inc. Date: Monday, June 8, 2020 to be held on Monday, June 8, 2020 Time: 8:30 a.m. (CT) for Holders as of April 1, 2020 Virtual Meeting To attend the meeting, register by June 3, 2020 at 5:00 p.m. This proxy is being solicited on behalf of the Board of Directors Access: eastern time at www.proxydocs.com/SRC. Once registered you will receive a unique link one hour prior to the VOTE BY: meeting which will allow you to access the meeting. INTERNET TELEPHONE Call Please make your marks like this: Use dark black pencil or pen only To VOTE Online Prior to the Meeting go to: 866-256-1217 www.proxypush.com/SRC to cast your vote Board of Directors Recommends a Vote FOR proposals 1, 2, 3 and 1 year • Use any touch-tone telephone. OR on proposal 4. • Have your Proxy Card/Voting Instruction Form ready. To REGISTER to Attend the Annual Meeting Directors • Follow the simple recorded instructions. 1: Election of Directors Recommend go to www.proxydocs.com/SRC (must register For Against Abstain by June 3, 2020 at 5:00 p.m. eastern time) For 01 Jackson Hsieh MAIL For 02 Kevin M. Charlton • Mark, sign and date your Proxy Card/Voting Instruction Form. For OR 03 Todd A. Dunn • Detach your Proxy Card/Voting Instruction Form. For 04 Elizabeth F. Frank • Return your Proxy Card/Voting Instruction Form in the For 05 Richard I. Gilchrist postage-paid envelope provided. For 06 Diana M. Laing The undersigned hereby appoints Jay Young and Rochelle Thomas, and each of them, as the true and lawful For 07 Sheli Z. Rosenberg attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all For 08 Thomas D. Senkbeil the shares of capital stock of Spirit Realty Capital, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters speciﬁed and upon such other matters as may be properly brought before For 09 Nicholas P. Shepherd the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their For Against Abstain discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS 2: The ratiﬁcation of the selection of Ernst & For Young LLP as our independent registered GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN ITEM 1, FOR THE public accounting ﬁrm for the ﬁscal year PROPOSALS IN ITEMS 2 AND 3 AND FOR 1 YEAR IN ITEM 4. ending December 31, 2020. For Against Abstain 3: A non-binding, advisory resolution to approve For the compensation of our named executive PROXY TABULATOR FOR ofﬁcers as described in the Proxy Statement. SPIRIT REALTY CAPITAL, INC. P.O. BOX 8016 1 Year 2 Years 3 Years CARY, NC 27512-9903 4: A non-binding, advisory resolution to approve 1 Year the frequency (every year, every 2 years, or every 3 years) of future advisory votes to approve named executive ofﬁcer compensation. 5: Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certiﬁcate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized ofﬁcer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided.

Please separate carefully at the perforation and return just this portion in the envelope provided. Revocable Proxy — Spirit Realty Capital, Inc. Annual Meeting of Shareholders June 8, 2020 8:30 a.m. (CT) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Jay Young and Rochelle Thomas, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Spirit Realty Capital, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders on Monday, June 8, 2020 at 8:30 a.m. central time to be held via live webcast and any and all adjournments thereof, as set forth below. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3 AND FOR 1 YEAR IN ITEM 4. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)Please separate carefully at the perforation and return just this portion in the envelope provided. Revocable Proxy — Spirit Realty Capital, Inc. Annual Meeting of Shareholders June 8, 2020 8:30 a.m. (CT) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Jay Young and Rochelle Thomas, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Spirit Realty Capital, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders on Monday, June 8, 2020 at 8:30 a.m. central time to be held via live webcast and any and all adjournments thereof, as set forth below. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3 AND FOR 1 YEAR IN ITEM 4. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)